As filed with the Securities & Exchange Commission on May 8, 1997
                                                    Registration No.__________
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                    -------------------------

                             FORM S-1
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                    -------------------------

              RENAISSANCE ENTERTAINMENT CORPORATION
        (Exact name of issuer as specified in its charter)


    COLORADO                          7900                    81-1094630
(State or other                 Primary Standard            I.R.S. Employer
jurisdiction of                    Industrial             Identification No.)
incorporation or             Classification Code No.
organization)

                  4440 ARAPAHOE ROAD, SUITE 200
                        BOULDER, CO 80303
                          (303) 444-8273
     (Address and telephone number of principal executive offices)

                        CHARLES S. LEAVELL
              RENAISSANCE ENTERTAINMENT CORPORATION.
                  4440 ARAPAHOE ROAD, SUITE 200
                     BOULDER, COLORADO  80303
                          (303) 444-8273
      (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

------------------------------------------------------------------------------------------------------
                                    Calculation of Registration Fee
------------------------------------------------------------------------------------------------------
                                                Proposed           Proposed
     Title of Each         Amount to be          Maximum            Maximum
       Class of           Registered (1)      Offering Price       Aggregate            Amount of
      Securities                                Per Share        Offering Price      Registration Fee
------------------------------------------------------------------------------------------------------
   Common Stock,         356,350 Shares         $2.125 (2)       $757,243.75 (2)          $229.47
   $.03 par value
------------------------------------------------------------------------------------------------------

  (1) Shares are reserved for issuance pursuant to currently issued and outstanding Convertible Secured Notes and will be offered for resale by certain Selling Shareholders.

  (2) Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) of Regulation C, the estimated price is based on the average of the high and low reported prices on the Nasdaq National Market on May 5, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to completion, dated May 8, 1997.

                          356,350 Shares
              RENAISSANCE ENTERTAINMENT CORPORATION
                           Common Stock

     The shares offered hereby are up to 350,000 shares of Common Stock, $.03 par value ("Common Stock"), of Renaissance Entertainment Corporation
(the "Company") subject to issuance upon conversion of certain Convertible Secured Notes (the "Notes") of the Company owned by certain selling security holders and 6,350 shares of such stock owned by a selling shareholder
(the "Selling Shareholders"), which may be sold from time to time by the Selling Shareholders for their own accounts. The 356,350 shares of Common Stock of the Company are herein referred to as the "Shares." The Company has been advised that the Selling Shareholders may from time to time sell the Shares to or through brokers or dealers in one or more transactions, on the Nasdaq National Market or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

     The Company's Common Stock is listed on the Nasdaq National Market under the symbol FAIR. On May 5, 1997, the last reported sale price of Common Stock, as reported on the Nasdaq National Market, was $2.125 per share.

                     ------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.
SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Since the Common Stock registered hereunder is being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Common Stock or the proceeds to the Selling Shareholders. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and the Company is obligated to pay the expenses of this offering, which are estimated at $6,000. The Selling Shareholders will pay their own expenses in connection with sales of the Common Stock. The Selling Shareholders and any brokers or dealers executing selling orders on their behalf may be deemed "underwriters" within the meaning of the Act, in which event the usual and customary selling commissions which may be paid to the brokers or dealers may be deemed to be underwriting commissions under the Act. There can be no assurance that any or all of the Shares registered hereunder will be sold. See "PLAN OF DISTRIBUTION."

         The date of this Prospectus is __________, 1997.

                            PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BYTHE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. POTENTIAL INVESTORS SHOULD CAREFULLY REVIEW THE INFORMATION UNDER THE HEADING "RISK FACTORS."

THE COMPANY

     Renaissance Entertainment Corporation operates five Renaissance Faires in the United States. In fiscal 1996, the Company operated the Bristol Renaissance Faire, Northern California Renaissance Faire, Southern California Renaissance Faire, New York Renaissance Faire and Virginia Renaissance Faire. With these five Faires, the Company believes that it is the largest operator of Renaissance Faires and Renaissance entertainment events in the United States. The Renaissance entertainment industry consists of over 100 separate events of varying size with a Renaissance theme and has an estimated attendance in excess of 4,000,000 visitors annually.

     The Renaissance Faire is a recreation of a Renaissance village, a fantasy experience transporting the visitor back into sixteenth century England. This fantasy experience is created through authentic craft shops, food vendors and continuous live entertainment throughout the day, both on the street and the stage including actors, jugglers, jousters, magicians, dancers and musicians.

     The Company owns and operates the Bristol Renaissance Faire in Kenosha, Wisconsin, serving the Chicago/Milwaukee metropolitan region; the Northern California Renaissance Pleasure Faire in Novato, California serving the San Francisco Bay area; the Southern California Renaissance Pleasure Faire in Devore, California serving the greater Los Angeles metropolitan area; the New York Renaissance Faire in Tuxedo, New York, serving the New York City metropolitan area; and the Virginia Renaissance Faire in Fredericksburg, Virginia, serving the Washington D.C. and Richmond metropolitan areas. The Company is currently negotiating for a new permanent location for the Southern California Renaissance Pleasure Faire, although the change in location is not expected to take place until 1998, at the earliest. In addition, it is possible that the Company may not be able to operate a Faire in 1997, because the lease for the site at which the Faire has been operated (which expires in the Spring of 1997), may not be renewed, and it is extremely unlikely that an alternative site could be prepared in time. If the Company were unable to operate a Faire in Northern California in 1997, it would have a material adverse effect on the Company's results of operations in 1997. See "Risk Factors."

     In July 1995, the Company acquired approximately 250 acres of land in Fredericksburg, Virginia in order to construct a Renaissance Faire on that site. The Virginia Renaissance Faire opened in May 1996.

     In February 1996, the Company acquired all of the issued and outstanding stock of Creative Faires, Ltd., which owns and operates the New York Renaissance Faire. In connection with this acquisition, the Company issued 540,000 (adjusted for a two-for-one stock split effective October 21, 1996) shares of Common Stock.

     The Company's strategic plan is to grow through internal growth and by developing and acquiring additional Renaissance Faires located throughout the United States. The Company believes that with a long-term strategy of internal growth and acquisitions, the Company will strengthen its market position.

     The Company maintains its principal executive offices at 4440 Arapahoe Road, Suite 200, Boulder, Colorado 80303, where its telephone number is (303) 444-8273.

RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."


THE OFFERING

     Common Stock offered by the
      Selling Shareholders............   Up to 356,350 shares of Common Stock.
                                         See "Description of Securities."


     Common Stock outstanding
      before offering (1).............   9,636,262


     Common Stock outstanding
      after offering (1)..............   9,986,262.  Assumes that all of the
                                         Convertible Secured Notes are
                                         converted at a conversion rate of
                                         $1.00 per share.  See "Description of
                                         Securities."


     Use of proceeds ................    The Company will not receive any of
                                         the proceeds from the sale of Common
                                         Stock by the Selling Shareholders.


Nasdaq Symbols:

     Common Stock ....................   FAIR
     Class A Warrants ................   FAIR W
     Class B Warrants ................   FAIR Z

---------------

(1) As of May 7, 1997. Does not include shares reserved for issuance pursuant to exercise of outstanding options and warrants and the conversion of the Notes and other convertible securities.

SUMMARY FINANCIAL DATA

     The following summary financial data was derived from the Company's financial statements included elsewhere herein and should be read in conjunction with such financial statements and the notes thereto. All information is in thousands, except per share amounts.

STATEMENTS OF OPERATIONS DATA:

                                                            Nine Months Ended
                               Year Ended March 31,            December 31,
                         ------------------------------    --------------------
                          1994       1995        1996        1995       1996
                         ------     ------      ------     -------     -------
Revenue................  $1,973     $12,540     $12,811     $10,470    $14,554
Gross Profit...........   1,694       9,327       8,984       7,265      9,741
Net Income (Loss)......     (98)        576      (1,274)        264     (1,852)
Net Income (Loss) to
  Common Stockholders..     (98)        533      (1,274)        264     (1,852)
Net Income (Loss) per
  Common Share.........    (.05)        .11        (.16)        .03       (.21)
Weighted average
  number of shares
  outstanding..........   1,901       4,801       7,824       7,644      8,907


BALANCE SHEET DATA:

                             December 31, 1996
                             -----------------
Working capital (deficit)        ($1,506)
Total assets                       9,872
Total liabilities                  4,817
Stockholders' equity               5,055

                                RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Shares offered hereby.

     RECENT LOSSES. Although the Company was profitable in its fiscal year ended March 31, 1995, it incurred a net loss of $1,273,671 in the fiscal year ended March 31, 1996 and a net loss of $1,851,725 for the nine months ended December 31, 1996. In addition, the Company expects to incur a net loss for the fiscal year ending December 31, 1997. There is no assurance that the Company will return to profitability in any subsequent period. Each of the New York and Virginia Faires operated at a loss during 1996, and the Southern California Faire has been less profitable than anticipated since it commenced operation in 1994. Furthermore, it is likely that the Virginia Faire will continue to operate at a loss in 1997. If the performance of these Faires does not improve in subsequent periods, the Company's ability to achieve and sustain profitability in subsequent periods will be adversely affected. In addition, if the Company were unable to operate a Faire in Northern California in 1997, it would have a material adverse effect on the Company's results of operations in 1997. See "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1997."

     NEED FOR ADDITIONAL CAPITAL. The Company had a working capital deficit of $1,506,284 as of December 31, 1996. Subsequent to December 31, 1997, the Company has obtained $1,100,000 of additional capital through the placement of short-term convertible loans and has obtained an extension for the payment of short-term bank lines of credit. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." While the Company believes that it has adequate working capital to fund anticipated operations for fiscal 1997, there can be no assurance that the Company will not need additional funds to sustain current operations prior to or after that time. In addition, the Company will require additional funding to move its Southern California Faire to a new location (see "RELOCATION OF SOUTHERN CALIFORNIA FAIRE"), and to expand its business, and may require additional funding in order to develop a new site for the Northern California Faire, if one is required (see "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1997"). Additional capital may be sought through borrowings or from additional equity financing. Future equity financing may occur through the sale of either unregistered stock in exempt offerings or through the public offering of registered equity securities. Such additional equity financing may result in additional dilution to investors. In any case, there can be no assurance that any additional capital can be satisfactorily obtained if and when required.

     POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1997. The Company operates its Northern California Faire during the Fall of each year at a site in Novato, California. The Company's current lease for that site, which is on a year-to-year basis, expires in the Spring of 1997. The Company understands that the owner of the site is seeking to develop the site for commercial construction purposes, although the owner's efforts to do so are currently being blocked by pending litigation in which the use of the site for such purpose is being challenged. The Company believes that its lease for the site will be renewed for another year unless resolution of the litigation allowing the site owner to proceed with development is imminent at the time the lease renewal is to be determined. There is no assurance, however, that the lease will be renewed. If the lease is not renewed, and since it is extremely unlikely that an alternative site could be prepared in time, it is doubtful that the Company would conduct a Faire in Northern California in 1997. This would have a material adverse effect on the Company's results of operations in 1997. The Company is investigating a new site for the Faire which, if acceptable and available, will not be available until at least 1998. The Company estimates that it will be required to spend approximately $300,000 for an environmental impact study and other site consideration expenses before necessary governmental approvals can be obtained. There is no assurance that, if the Company incurs these and other site consideration expenses, it will be successful in obtaining all necessary approvals for the site to be available for the Faire in 1998 or any subsequent period. In addition, the Company estimates that it will be required to spend from $500,000 to $1,000,000 for development of the site prior to the opening of the Faire at the new site.

     RELOCATION OF SOUTHERN CALIFORNIA FAIRE. Since April 1994, the Company has operated its Southern California Faire in Devore, California. Although the Company has operated that Faire during the past two years at a small profit, management believes that it will have to relocate the Faire in order to improve its profitability in the future. The Company has entered into a non-binding letter of intent with the owner of a site in Pomano, California which contemplates that the Company will commence operation of the Southern California Faire at that site starting in 1998. The letter of intent calls for the Company to construct a new village for the Faire. The Company estimates that the cost of such construction would be approximately $2,000,000. The Company will need additional funds from one or more third parties to finance such construction. If such funds are not available, the Company would, in all likelihood, continue to operate the Faire at its current location in 1998 and possibly beyond.

     DEPENDENCE UPON MANAGEMENT. The Company's future success depends in a large part on the continued service of its key marketing, sales, promotional and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. The loss of the services of key personnel could have a material adverse effect upon the Company's operations and development efforts. While the Company has written employment contracts with several of its key executive officers, there can be no assurance of their continued service to the Company. The Company does not have key person life insurance covering its management personnel or other key employees.

     COMPETITION. The Company faces significant competition from numerous organizations throughout the country which offer Renaissance Faires and other entertainment events, including amusement parks, theme parks, local and county fairs and festivals, some of which possess significantly greater resources than the Company and in many cases greater expertise and industry contacts. The Company estimates that there are currently 20 major Renaissance Faires produced each year. In addition, the Company estimates that there are 100 minor Renaissance Faire events held throughout the United States each year, ranging in duration from one day to two weekends.

     LACK OF TRADEMARK PROTECTION. Because of the large number of existing Renaissance Faires, it is unlikely that the Company will be able to rely upon trademark or service mark protection for the name "Renaissance Faire." As a result, there is no protection against others using the name "Renaissance Faire" for the production of entertainment events similar to those produced by the Company. The Company's own Faires could be negatively impacted by association with substandard productions.

     PUBLIC LIABILITY AND INSURANCE. As a producer of a public entertainment event, the Company has exposure for claims of personal injury and property damage suffered by visitors to the Faires. To date, the Company has only experienced minimal claims which it has been able to resolve without litigation. The Company maintains comprehensive liability insurance which it considers to be adequate against this risk; however, there can be no assurance that a catastrophic event or claim which could result in damage or liability in excess of this coverage will not occur.

     DEPENDENCE UPON VENDORS. A substantial portion of the Company's revenues generated at each Faire are derived from arrangements that the Company has with vendors who construct elaborate booths at the Faires and sell a variety of food, crafts and souvenirs. This arrangement consists of either a fixed rental paid by the vendors to the Company or a percent of revenues. In either case, the success of a Faire is dependent upon the Company's ability to attract responsible vendors who sell high quality goods.

     SEASONALITY. The Company's Renaissance Faires are located in traditionally seasonal areas which attract the greatest number of visitors during the warm weather months in the spring, summer and early fall. Unless the Company acquires or develops additional Faire sites in areas which are counter-seasonal to the present sites located in temperate climates, the Company's revenues and income will be highly concentrated in the six months ended September 30th of each year.

     DEPENDENCE UPON WEATHER. Each Renaissance Faire operated by the Company is scheduled for a finite period, typically consecutive weekends during a six to nine week period, which are determined substantially in advance in order to facilitate advertising and other promotional efforts. The success of each Faire is directly dependent upon public attendance, which is directly affected by weather conditions. Poor weather can result in substantial declines in attendance and, as a result, loss of revenues. Further, as the Renaissance Faires are outdoor events, they are vulnerable to severe weather conditions that can cause damage to the Faire's infrastructure and buildings, as well as injuries to patrons and employees. Risks associated with the weather are beyond anyone's control but have a direct and material impact upon the relative success or failure of a given Faire.

     LICENSING AND OTHER GOVERNMENTAL REGULATION. For each Faire operated by the Company, it is necessary for the Company to apply for and obtain permits and other licenses from local governmental authorities controlling the conduct of the Faire, service of alcoholic beverages, food, health and sanitation and other matters at the Faire sites. Each governmental jurisdiction has its own regulatory requirements which can impose unforeseeable delays or impediments in preparing for a Faire production. While the Company has been able to obtain all necessary permit and licenses in the past, there can be no assurance that future changes in governmental regulation or the adoption of more stringent requirements may not have a material adverse impact upon the Company's future operations.

     FAIRE SITES. While the Company owns the sites at which the Bristol Renaissance Faire and the Virginia Faire are operated, the Company's Northern and Southern California Faire sites have been held pursuant to short-term leases. The New York Faire is also operated on a leased site. It is expected that future Faires that may be developed by the Company, if any, will also be presented on leased sites. The terms and conditions of each lease will vary from location and to a large extent are beyond the control of the Company. Further, there can be no assurance that the Company will be able to continue to lease existing Faire sites on terms acceptable to the Company, or be successful in obtaining other sites on favorable locations. The Company's dependence upon leasing Faire sites creates a substantial risk of fluctuation in the Company's operations from year to year. See "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1997."

     SHARES ELIGIBLE FOR FUTURE SALE UNDER RULE 144. The Company estimates that in excess of 3,000,000 shares of the Company's Common Stock currently outstanding are "restricted securities" which, under certain circumstances, can be sold publicly in compliance with Rule 144 adopted under the Securities Act. The possibility that substantial amounts of Common Stock may be sold in the public market under Rule 144 may adversely effect the prevailing market price for the Common Stock.

     MARKET OVERHANG FROM WARRANTS AND OUTSTANDING OPTIONS. As of March 31, 1997, the Company had outstanding options and warrants to purchase a total of 4,391,654 shares, including Class A and Class B warrants to purchase an aggregate of 3,761,558 shares issued in a public offering in 1995 ("Public Warrants"). To the extent that such stock options or warrants are exercised, dilution to the interests of the Company's shareholders may occur. Exercise of these options or warrants or even the potential of their exercise may have an adverse effect on the trading price and market for the Company's Common Stock. The holders of the options or warrants are likely to exercise them at times when the market price of the shares of Common Stock exceeds the exercise price of the options or warrants. Accordingly, the issuance of shares of Common Stock upon exercise of the options or warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock. Furthermore, holders of the options or warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such options or warrants.

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF PUBLIC WARRANTS. The Public Warrants may be redeemed by the Company after January 27, 1997, at a price of $0.01 per Warrant, upon 30 days' notice, mailed within three days after the closing bid price of the Common Stock has equaled or exceeded 150% of the then current respective warrant exercise prices (currently $3.00 per share with respect to the Class A Warrants, and $3.9375 per share with respect to the Class B Warrants), for a period of 20 or more consecutive trading days. Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption.

Redemption of the Public Warrants could have an adverse effect on the prevailing market price of the Common Stock.

     PROPOSED NEW LISTING STANDARDS FOR NASDAQ NATIONAL MARKET SECURITIES. The Nasdaq Stock Market recently proposed certain changes to the standards for issuers with securities listed on Nasdaq. One of the proposed changes includes increasing the maintenance requirements for continued listing in the Nasdaq National Market, on which the Company's Common Stock is currently listed, including the requirement that issuers maintain net tangible assets of at least $4,000,000. If changes are made to the listing standards and the Company is unable to comply with such new standards, it is possible that the Common Stock will be delisted from the Nasdaq National Market. If the Common Stock is delisted from the National Market, it may qualify for listing on the Nasdaq SmallCap Market. Nevertheless, delisting from the National Market may have an adverse effect on the prevailing market price of the Common Stock.

     SEC INVESTIGATION OF DUKE & CO., INC. The underwriter of the Company's 1995 public offering, Duke & Co., Inc. ("Duke"), is aware that the Securities and Exchange Commission is investigating certain of Duke's trading practices and mark-ups in connection with trading in securities of the Company following the public offering. Duke is the principal market maker on the Nasdaq National Market for the Company's Common Stock and Public Warrants. There can be no assurance that the investigation will not adversely and materially affect subsequent trading in the Company's securities. Gregg Thaler, a director of the Company, is President of Duke.

     AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 1,000,000 shares of preferred stock. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

     AUTHORIZATION OF ADDITIONAL SHARES. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 50,000,000 shares of Common Stock, of which 9,636,262 shares were outstanding on May 7, 1997. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. In addition, the Company had outstanding at March 31, 1997 options and warrants to purchase 4,391,654 shares of common stock. Exercise of these options and warrants may have a further dilutive effect on existing shareholders and warrant holders. See "MARKET OVERHANG FROM WARRANTS AND OUTSTANDING OPTIONS."

                        MARKET FOR THE COMMON EQUITY
                      AND RELATED STOCKHOLDER MATTERS

     On September 1, 1995, the Company's Common Stock began trading on the NASDAQ National Market. From January 27, 1995 to August 31, 1995, it traded on the NASDAQ Small-Cap Market and on the Boston Stock Exchange, and prior to that time, the stock was traded over-the-counter on the OTC Electronic Bulletin Board. Since December 9, 1996, the Company's Common Stock has also been traded on the Philadelphia Stock Exchange. The following table reflects the high and low prices of the Company's Common Stock for each quarterly period of the two most recent calendar years and the subsequent interim quarter retroactively adjusted for a 2-for-1 stock split in October 1996. From the fourth quarter of 1995 forward, the prices reflect the high and low sales prices. For the first, second and third quarters of 1995, the prices reflect the high and low bid prices as quoted by the National Quotation Bureau, Inc. The quotations represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer and may not reflect prices in actual transactions.



Calendar Years Ended December 31              High         Low
--------------------------------             ------       ------

            1995
First Quarter ended March 31                 $4.50        $3.38
Second Quarter ended June 30                  4.88         3.63
Third Quarter ended September 30              4.69         3.88
Fourth Quarter ended December 31              6.44         4.00

            1996
First Quarter ended March 31                  7.19         5.19
Second Quarter ended June 30                  6.81         5.63
Third Quarter ended September 30              7.00         5.25
Fourth Quarter ended December 31              7.50         5.00

            1997
First Quarter ended March 31                  6.88         5.06


     As of March 31, 1997, there were approximately 1,529 shareholders of record.

                               USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders.


                               CAPITALIZATION

     The following table sets forth the current liabilities and capitalization of the Company as of December 31, 1996.


                                                December 31, 1996
                                               -------------------

     Current liabilities                            $2,437,735
     Long-term liabilities                          $2,379,162
                                                    ----------
     Total liabilities                              $4,816,897
     Stockholders' equity:
       Preferred Stock, $1.00 parvalue,
       1,000,000 shares authorized, none
       issued and outstanding (1)                           --
       Common Stock, $.03 par value,
       50,000,000 shares authorized,
       9,233,772 issued and outstanding (1)         $8,348,647
       Accumulated (deficit)                       ($3,293,195)
                                                   ------------
       Total stockholders' equity                   $5,055,452
     Total liabilities and stockholders'
     equity                                         $9,872,349

----------------

(1) Does not include shares issuable upon exercise of outstanding options or warrants.


                               DIVIDEND POLICY

     The Company has never paid any cash dividends on its common stock and does anticipate that it will pay cash dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the development and expansion of its business.


                            SELECTED FINANCIAL DATA

     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this Prospectus.

                                                                             NINE-MONTHS
                                             YEARS ENDED MARCH 31,        ENDED DECEMBER 31,
                                            ----------------------       -------------------
                                             1994    1995    1996           1995      1996
                                             ----    ----    ----           ----      ----
INCOME STATEMENT DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenue                                    $1,973  $12,540 $12,811       $10,470   $14,554
Gross Profit                                1,694    9,327   8,984         7,265     9,741
Net Operating Income (Loss)                   (39)     757  (1,475)          111    (1,753)
Net Income (Loss) before taxes                (98)     576  (1,274)          309    (1,852)
Net Income (Loss) to Common Shareholders      (98)     533  (1,274)          264    (1,852)
Net Income (Loss) Per Common Share           (.05)     .11    (.16)          .03      (.21)
Weighted Average Common Shares Outstanding  1,901    4,801   7,824         7,644     8,907


                                                   MARCH 31,                  DECEMBER 31,
                                            ----------------------       --------------------
BALANCE SHEET DATA                           1994    1995    1996            1995     1996
(IN THOUSANDS)                               ----    ----    ----            ----     ----

Working capital (deficiency)               $(524)  $3,123  $   15          $  768  $(1,506)
Total current assets                         167    4,012   2,120           1,308      931
Total assets                               1,257    6,853  10,433           8,226    9,872
Total current liabilities                    691      889   2,105             539    2,438
Long-term debt (less current maturities)     434      451   2,531             846    2,379
Stockholders' equity                         132    5,513   5,797           6,841    5,055



                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company's Consolidated Financial Statements, including the footnotes.

PROSPECTIVE INFORMATION

This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs and assumptions made by the Company's management as well as information currently available to management. When used in this document, the words "anticipate," "believe," "estimate," "expect," and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

RESULTS OF OPERATIONS - NINE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1995

On June 21, 1996, the Board of Directors of the Company approved a change in the Company's fiscal year from April 1 to March 31 to January 1 to December
31. As a result, the fiscal period ended December 31, 1996 is for a nine-month period, rather than for a full twelve months. In order to make the comparison of the fiscal period ended December 31, 1996 with the prior fiscal year more meaningful, the following discussion compares the results of operations for the fiscal period ended December 31, 1996 to the results of operations for the nine months ended December 31, 1995, rather than to the full fiscal year ended March 31, 1996. See "Selected Financial Data," for information regarding the results of operations for the nine months ended December 31, 1995, as well as information for the audited fiscal periods ended March 31, 1995 and 1996 and December 31, 1996.

The results of operations of the Company for the nine-month period ended December 31, 1996 reflect the nineteen-day run of the Southern California Faire, the eighteen-day run of the Wisconsin Faire, the fifteen-day run of the Northern California Faire, the seventeen-day run of the New York Faire and the fifteen-day run of the Virginia Faire. The comparable period of 1995 included the same number of days for the Southern California, Wisconsin, and Northern California Faires, but did not include the New York or Virginia Faires. The New York Faire was acquired on February 5, 1996, and although accounted for as a pooling of interest and therefore included in the fiscal year ended March 31, 1996, the entire twelve month results of operations for the calendar year ended December 31, 1995 were reflected in the operating results for the January 1, 1996 through March 31, 1996 quarter and not in the nine month period ended December 31, 1995. The Virginia Renaissance Faire, which was under construction as of December 31, 1995, did not generate any revenues during the nine-month period ended December 31, 1995. Thus, these financial statements include the results of five operating faires for the period in 1996, but only three faires for the same period in 1995.

Revenue increased from $10,469,824 for the nine-month period ended December 31, 1995 to $14,553,577 for the nine-month period ended December 31, 1996, an increase of $4,083,753 or 39%. The increase in revenues resulted from the additional operations of the Virginia and New York Faires for the period ended December 31, 1996, as compared to the same period of 1995. The increased revenues from the new faires were partially offset by a decrease in revenues for the Southern California Faire as compared to the same period of 1995. Unusually inclement weather in Virginia, New York and Southern California reduced the expected revenues from faire operations. The Virginia Faire, as is typical of new faires, operated at a loss in 1996, its first year of operation, and is expected to incur a small operating loss in the 1997 faire season. During the 1996 season the Bristol Renaissance Faire revenues increased 20%. This was the eighth consecutive year that attendance increased at this faire.

Faire operating expenses (expenses directly related to faire operations, such as rent, grounds maintenance, contract services, contract entertainment, food, beverage and merchandise costs) increased $1,607,464 or 50%, from $3,205,152 in the 1995 period to $4,812,616 in the 1996 period. This increase in expenses resulted from the additional operation of the Virginia and New

York Faires for the period ended December 31, 1996, as compared to the same period in 1995, plus higher overall costs related to faire operations. The gross profit, representing operating income from faire operations before overhead expenses, increased 34% from $7,264,672 in 1995 to $9,740,961 in 1996. This increase is attributable to the increased revenues from the Virginia and New York Faires, partially offset by the higher overall costs related to all faire operations.

Operating expenses (year-round operating costs and corporate overhead) increased $4,340,783 or 61%, from $7,153,674 in 1995 to $11,494,457 in 1996.
Of these amounts, salaries increased 34% from $3,030,208 in 1995 to $4,048,603 in 1996, representing the expansion of staffing levels resulting from the two additional faires. Depreciation and amortization expense increased 88% from $337,208 in 1995 to $633,819 in 1996. This increase is primarily the result of depreciation on the substantial investment in buildings and improvements to the Virginia property, as well as the New York Faire, both of which were not included in the same period of 1995. Advertising expenditures increased 142% from $1,036,508 in 1995 to $2,511,973 in 1996, again reflecting the necessary advertising for the two additional faires as well as moderate increases in advertising and rates for the other three faires. Additionally, a change in accounting procedures resulted in certain expenses being charged to advertising this period which were not charged to advertising expense in the same period of 1995.

The Company wrote down goodwill applicable to the Southern California Faire by $380,000 in 1996, based on this faire's disappointing performance over the past two operating seasons. The Company recognized as expense in the nine-month period ended December 31, 1996, $450,000 of costs to be incurred in 1997, which costs are the result of changing conditions at the Company's Northern California Faire, which became apparent to the Company in 1996.

Other operating expenses (all other general and administrative expenses of the Company) increased $720,808 or 26%, from $2,749,254 in 1995 to $3,470,062 in 1996. This increase is primarily the result of operating expenses resulting from the two additional faires, and also greater overhead costs at each faire site plus other corporate activities which support faire operations and pursue new ventures. As a result of the foregoing, net operating income (before interest charges and other income) decreased $1,864,495, from $110,999 in 1995 to a loss of $1,753,496 in 1996.

A 27% decrease in interest income from $94,090 in 1995 to $68,571 in 1996 resulted from the substantially decreased cash position of the Company throughout the 1996 period as compared to the same period of 1995. A 153% increase in interest expense from $100,266 in 1995 to $253,740 in 1996 resulted from a large increase in the Company's borrowing levels throughout the 1996 period as compared to 1995. Combined net interest expense (interest expense less interest income) reflected an increase of $178,993 for the period, from $6,176 in 1995 to $185,169 in 1996. Miscellaneous expenses decreased from $224,612 in 1995 to $86,940 in 1996. Combining net operating income with other income resulted in a $2,161,159 decrease in net income before taxes, from income of $309,434 in the 1995 period to a loss of $1,851,725 in the 1996 period.

Although the Company incurred a net loss for the entire fiscal year ended March 31, 1996, for the nine-month period ended December 31, 1995, a provision for income tax in the amount of $45,470 was recorded. As a result of the Company's loss for the nine-month period ended December 31, 1996, no income tax expense was recorded.

Net income to common stockholders decreased $2,115,689, from $263,964 net income for the 1995 period to a loss of $1,851,725 for the 1996 period. Finally, net income per common share decreased from $0.03 during the 1995 period to a loss of $.21 for the 1996 period, based on 7,643,702 weighted average shares outstanding during the 1995 period and 8,907,049 weighted average shares outstanding during the 1996 period.

RESULTS OF OPERATIONS - FISCAL 1996 COMPARED TO FISCAL 1995

Comparisons of the fiscal year ended March 31, 1996 with the fiscal year ended March 31, 1995 include Creative Faires, Ltd. (owner of the New York Renaissance Faire) acquired February 5, 1996. The acquisition has been accounted for as a pooling of interests, which means that the financial results of Creative Faires, Ltd. have been retroactively merged into those of the Company. Accordingly, the Company's results of operations for fiscal 1995 and fiscal 1996 include the results of Creative Faires. Because the Company's fiscal year previously ended on March 31 and Creative Faires' fiscal year ended on December 31, the income statements of Creative Faires for the fiscal years ended December 31, 1994 and December 31, 1995 have been consolidated into the Company's income statements for the fiscal years ended March 31, 1995 and March 31, 1996, respectively. Results of operations for Creative Faires, Ltd. includes three crafts shows and a Halloween Forest of Fear in addition to the New York Renaissance Faire, although the Faire represents most of its revenue.

The results of operations of the Company for the fiscal year ended March 31, 1996 reflect the nineteen-day run of the Los Angeles Faire, the eighteen-day run of the Wisconsin Faire, the fifteen-day run of the San Francisco Faire, and the seventeen-day run of the New York Faire. The comparable period of fiscal 1995 included the same number of days for Los Angeles, Wisconsin and New York Faires, but included an additional three days for the San Francisco Faire. The Virginia Renaissance Faire, under construction as of March 31, 1996, did not generate any revenues during fiscal 1996. Thus, these financial statements include the results of four operating faires and one faire under construction during fiscal 1996, as against four operating faires during fiscal 1995. As a further note, as a result of the acquisition of the Los Angeles Faire on April 1, 1994, the comparable figures for the 1995 fiscal year do not reflect advance ticket sales and certain prepaid expenses of the Los Angeles Faire which were recognized by the prior owner.

Revenue increased modestly from $12,539,653 for the fiscal year ended March 31, 1995 to $12,810,617 for the fiscal year ended March 31, 1996, an increase of $270,964 or 2%. During fiscal 1995 beverage operations for the Los Angeles and San Francisco Faires were handled by an outside contractor, and accordingly only the fee earned from that contractor was reported as revenue, whereas in fiscal 1996 the Company ran the beverage operation itself and recorded all revenue.

Faire operating expenses (expenses directly related to faire operations, such as rent, grounds maintenance, contract services, contract entertainment, food, beverage and merchandise costs) increased $614,377 or 19%, from $3,212,491 in fiscal 1995 to $3,826,868 in fiscal 1996. This increase is partially due to the inclusion of beverage costs for the Los Angeles and San Francisco Faires, which were not reported during the previous period when handled by an outside contractor, plus higher overall costs related to faire operations. The gross profit, representing operating income from faire operations before overhead expenses, decreased 4% from $9,327,162 in fiscal 1995 to $8,983,749 in fiscal 1996. This decrease is attributable to the shorter run of the San Francisco Faire in fiscal 1996 and growing operating costs which were not offset by increased attendance.

Operating expenses (year-round operating costs and corporate overhead) increased $1,888,568 or 22%, from $8,570,320 for fiscal 1995 to $10,458,888 for fiscal 1996. Of these amounts, salaries increased 17% from $3,474,799 in fiscal 1995 to $4,082,271 in fiscal 1996, representing a modest expansion of staffing levels Company wide. Depreciation and amortization expense increased 42% from $351,215 in fiscal 1995 to $500,203 in fiscal 1996. This increase is largely the result of the Company's increased investment in property and equipment for the expanded Wisconsin Faire, as well as investment in furniture and equipment for the corporate office, which moved to new quarters in April 1995. Substantial investment in buildings and improvements to the Virginia property were not subject to depreciation in fiscal 1996, because at March 31, 1996 the Virginia Faire had not yet opened. Under accounting rules those assets (categorized on the balance sheet as construction-in-progress) were not yet depreciable. Advertising expenditures increased 28% from $1,211,798 in fiscal 1995 to $1,546,701 in fiscal 1996.

Other operating expenses (all other general and administrative expenses of the Company) increased $797,205 or 23%, from $3,532,508 for fiscal 1995 to $4,329,713 for fiscal 1996. This increase is the result of greater overhead costs at each faire site plus other corporate activities which support faire operations and pursue new ventures. For example, during the 1996 fiscal year, approximately $225,000 was spent developing new products and distribution opportunities. Second, approximately $90,000 in product design costs, which had been capitalized during the 1995 fiscal year, had to be expensed when changing circumstances required a different accounting treatment of that transaction. Third, approximately $160,000 in expenses were incurred searching for and negotiating for the rights to new sites for the Los Angeles and San Francisco Faires. Management believes that those Faires have the potential to be more profitable once they are located on long-term sites with permanent structures, since the substantial costs of re-establishing the faires each season will be eliminated and also, the opportunity for revenue enhancement will improve in conjunction with additional improvements to the property. Fourth, the Company expensed approximately $300,000 in overhead costs during construction of the new site in Virginia, including such costs as salaries, office rent and overhead costs related to overseeing construction. As a result of the foregoing, net operating income (before interest charges and other income) decreased $2,231,981, from $756,842 for fiscal 1995 to a loss of $1,475,139 for fiscal
1996.

A 128% increase in interest income from $48,132 in fiscal 1995 to $109,652 in fiscal 1996 resulted from the investment of cash proceeds from the January 1995 stock offering. Offsetting this was a 159% increase in interest expense from $53,223 in fiscal 1995 to $138,036 in fiscal 1996. The increase was due to a new $1,500,000 mortgage and $250,000 note on the Virginia property, plus a larger mortgage on the Wisconsin property. Combining interest income with interest expense resulted in an increase in net interest expense from $5,091 in fiscal 1995 to $28,384 in fiscal 1996.

Miscellaneous expenses (primarily loss on sale of assets) of $28,327 in fiscal 1995 changed to $36,049 in miscellaneous income (rental income and vendor refunds) in fiscal 1996. Combining net operating income with other income resulted in a $2,190,898 decrease in net income before taxes, from income of $723,424 for fiscal 1995 to a loss of $1,467,474 in fiscal 1996.

Since the Company incurred a net loss for the 1996 fiscal year, it applied that loss against taxable income during the previous fiscal year, resulting in a credit of $193,803 in taxes previously booked. The excess in operating losses above what has been applied against the previous year (approximately $1,400,000) was carried forward to reduce taxable income in future periods. During the 1995 fiscal year, a year of net income, income tax expense of $147,000 was incurred.

Net income to common stockholders decreased $1,806,980, from $533,309 in fiscal 1995 to a loss of $1,273,671 for fiscal 1996. Net income to common stockholders for fiscal 1995 is net of $43,115 paid in dividends on preferred stock. The Company's preferred stock was fully redeemed on January 27, 1995 in conjunction with the public offering, and there has been no preferred stock outstanding since that date. Finally, net income per common share decreased from $0.11 during fiscal 1995 to a loss of $0.16 during fiscal 1996, based on 4,801,044 weighted average shares outstanding during fiscal 1995 and 7,824,182 weighted average shares outstanding during fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

The most significant events of the past year were the purchase of Creative Faires, Ltd. (owner of the New York Renaissance Faire), the completion of construction of the Virginia Renaissance Faire and the first year of operations of those two faires under the Company's ownership and management. As a result of significant cost overruns in the construction of the Virginia Faire due to extremely inclement weather during the construction period, overall disappointing results from faire operations in 1996 and certain corporate overhead expenses, the Company's working capital decreased from $768,213 at December 31, 1995 to a working capital deficit of ($1,406,284) at December 31, 1996. In order to reduce the Company's working capital requirements, management has implemented a number of cost reductions which it estimates will reduce operating expenses by approximately $1,300,000 during the fiscal year ending December 31, 1997.

The Company's working capital requirements are greatest during the period from January 1 to April 30, when it is incurring start-up expenses for its first faires of the faire season, the Southern California and Virginia faires. The Company has historically relied upon various revolving credit facilities to meet its working capital requirements during this period. At December 31, 1996, the Company had outstanding $1,000,000 in short-term line of credit borrowings which was the maximum amount available under the lines and did not, therefore, have any unused credit available for the 1997 faire season. Subsequent to year end, the Company has entered into a loan workout agreement with respect to the lines of credit which will permit the Company to pay these lines from 1997 operations. Since December 31, 1996, the Company has also raised $750,000 of working capital through issuance of convertible debt to an officer of the Company and a related party and obtained an additional $350,000 of working capital from the sale of convertible notes to a number of private investors. The notes are secured by a mortgage on the Company's Kenosha, Wisconsin faire site and are convertible into shares of Common Stock of the Company at the lesser of $1.75 per share or 50% of the market value for the Company's Common Stock at the time the notes are converted. Management believes that the Company needs to raise an additional $250,000 to fund the opening of the 1997 faire season. In addition, management believes that the Company should raise additional working capital in order to more adequately fund its operations. The Company is pursuing various funding alternatives. However, there can be no assurance that such funds will be available to the Company or, if available, available on terms acceptable to the Company.

Although inflation can potentially have an effect on financial results, during 1996 it caused no material affect on the Company's operations, since the change in prices charged by the Company and by Company's vendors has not been significant.

Reviewing the change in financial position over the previous year, current assets, largely comprised of cash and prepaid expenses, decreased from $1,307,541 at December 31, 1995 to $931,451 at December 31, 1996, a decrease of $376,090 or 42%. Of those amounts, cash and cash equivalents decreased from $745,021 at December 31, 1995 to $374,289 at December 31, 1996, due to cash outflow from operations during the year, plus the use of cash for construction of the Virginia Faire. Accounts receivable decreased from $228,967 at December 31, 1995 to $133,749 at December 31, 1996. Inventory,
comprised of merchandise sold at the faires and various food and beverage supplies, increased from $96,034 at December 31, 1995 to $184,695 at December 31, 1996, largely reflecting merchandise remaining from the previous season and the purchase of new products for upcoming faires. Prepaid expenses decreased from $237,519 at December 31, 1995 to $139,167 at December 31, 1996. These costs represent expenses incurred on behalf of the Southern California and Virginia Faires, which are expensed once those faires are operating.

Current liabilities increased from $539,328 at December 31, 1995 to $2,437,735 at December 31, 1996, an increase of $1,898,407 or 352%. This increase is largely due to construction spending on the Virginia Faire and
operation of the two additional faires.   Accounts payable and accrued
expenses increased from $279,244 at December 31, 1995 to $1,068,028 at December 31, 1996, an increase of $788,784 or 282%. The current portion of notes payable increased from $140,064 at December 31, 1995 to $1,209,119 at December 31, 1996. Of the $1,069,055 increase, $1,000,000 was due to short-term borrowings on two lines of credit in 1996. Unearned income, which consists of the sale of admission tickets to upcoming faires and deposits received from craft vendors for future faires, increased from $120,020 at December 31, 1995 to $160,588 at December 31, 1996.

Total assets increased from $8,226,264 at December 31, 1995 to $9,872,349 at December 31, 1996, an increase of $1,646,085 or 20%. Of those amounts, property and equipment (net of depreciation) increased 49% from $4,819,198 at December 31, 1995 to $7,176,755 at December 31, 1996. Most of this increase was the result of the purchase of the New York Faire and the completion of the construction of the Virginia Faire. Goodwill, which arose from the purchase of the two California Faires and is being amortized over 15 years, decreased from $1,066,405 at December 31, 1995 to $620,826 at December 31, 1996. This was primarily due to the Company writing down this account by an additional $380,000 as the result of two consecutive years of disappointing performance for the Southern California Faire. Other miscellaneous assets (organizational costs and vendor deposits) increased from $186,702 at December 31, 1995 to $253,201 at December 31, 1996.

Total liabilities increased from $1,385,208 at December 31, 1995 to $4,816,897 at December 31, 1996, an increase of $3,431,689 or 248%. This increase is primarily due to costs incurred in connection with the purchase and construction of the Virginia Faire site and increased borrowings required to fund the Company's losses. Total liabilities at December 31, 1996 include $2,437,735 in current liabilities (discussed above), plus $2,341,987 from the long-term portion of the following bank loans: an $800,000 mortgage on the Bristol Faire property, a $1,500,000 mortgage on the Virginia Faire property, and a $250,000 loan for construction of vendor booths in Virginia.

Stockholders' Equity decreased from $6,841,056 at December 31, 1995 to $5,055,452 at December 31, 1996, a decrease of $1,785,604 or 26%. This decrease resulted from the net loss of $1,851,725, partially offset by additional contributed capital received as the result of the exercise of 125,328 Class A Warrants at $2.00 per share; the exercise of 34,000 Class
B Warrants at $2.625 per share; the exercise of 324,998 employee stock options at prices ranging from $1.125 to $3.50 per share; the repurchase of 20,626 shares by the Company at $4.00 per share. As of December 31, 1996, the Company had outstanding 9,233,772 shares of common stock, 1,813,856 Class A Warrants representing the right to purchase common stock at $2.00 per share, and 2,049,966 Class B Warrants representing the right to purchase common stock at $2.625 per share. The book value of a share of common stock (stockholders' equity divided by number of shares outstanding) as of that date was $0.55.

The Company has no significant commitment for capital expenses during the fiscal year ending December 31, 1997. See "Business - Northern California Renaissance Pleasure Faire and Southern California Renaissance Pleasure Faire" for a discussion of the Company's efforts to find new sites for its Northern and Southern California faires.

                              BUSINESS

OVERVIEW

Renaissance Entertainment Corporation ("the Company") operates five Renaissance Faires in the United States, and is engaged in a strategy to develop and acquire additional Renaissance Faires nationwide. The newest Faire opened on May 4, 1996 in Fredericksburg, Virginia, a project which was designed and constructed by the Company. On February 5, 1996, the Company acquired Creative Faires, Ltd., the owner and operator of the New York Renaissance Faire. With its five Faires currently drawing close to 750,000 visitors annually, the Company believes that it is the largest operator of Renaissance Faires and Renaissance entertainment events in the United States. The Renaissance entertainment industry consists of over 100 separate events of varying size with a Renaissance theme and has an estimated attendance in excess of 4,000,000 visitors annually.

The Renaissance Faire is a recreation of a Renaissance village, a fantasy experience transporting the visitor back into sixteenth century England. This fantasy experience is created through authentic craft shops, food vendors and continuous live entertainment throughout the day, both on the street and the stage, including actors, jugglers, jousters, magicians, dancers and musicians.

STRATEGIC PLAN

The Company's long-term strategic plan is to grow internally as well as through the acquisition of additional Renaissance Faires located throughout the United States. At this time, the Company has no agreements or commitments to acquire additional Renaissance Faires or faire sites.

The Company estimates that there are currently 20 major Renaissance Faires produced in various locations throughout the country each year which are owned by approximately 13 different owner/entities. These Faires are predominantly in major metropolitan areas and in many cases have a history of decades of profitable operation. Because of the fragmented nature of the industry, the Company believes that it has an opportunity to acquire existing major Faire productions as well as develop productions in areas which are not currently serviced.

EXISTING RENAISSANCE FAIRES AND SITES

The Company presently owns and produces five Renaissance Faires: the Bristol Renaissance Faire in Kenosha, Wisconsin, serving the Chicago/Milwaukee metropolitan region; the Northern California Renaissance Pleasure Faire in Novato, California, serving the San Francisco Bay area; the Southern California Renaissance Pleasure Faire in Devore, California serving the greater Los Angeles metropolitan area; the New York Renaissance Faire serving the New York City metropolitan area; and the Virginia Renaissance Faire in Fredericksburg, Virginia, serving the Washington, D.C. and Richmond metropolitan areas.

BRISTOL RENAISSANCE FAIRE. The Bristol Renaissance Faire is conducted at the Kenosha, Wisconsin site owned by the Company. It has been in existence for 10 years. The Bristol Renaissance Faire is presented annually for nine weekends beginning the last weekend in June and ending the third weekend in August. The Bristol Renaissance Faire attracts approximately 190,000 patrons each year.

The Bristol Renaissance Faire was originally located on 80 acres. In May 1995, the Company purchased an adjacent 80 acres of real estate which in the past it had used under lease, for a purchase price of $850,000. During the first quarter of fiscal 1996, the Company refinanced both 80 acre parcels with one loan. The new loan, in the original principal amount of $l million, bears interest at the rate of 9 1/2% per annum, and calls for annual principal reduction payments of $100,000 each September through 1997, and, assuming the Company is current in its obligations to the bank, principal reduction payments of $50,000 per quarter beginning in March 1998, with the remaining principal balance of $550,000, together with interest due in December 1998. The loan balance at December 31, 1996 was $800,000.

As the site of the Bristol Renaissance Faire is owned, the structures and improvements which have been constructed on the site, including the vendor booths, are permanent. Craft shops and vendor booths are built by the individual craft vendors at their cost. In many cases, vendors invest substantial sums of money in the construction of these shops, which represent permanent improvements and value added to the Company's real estate.

While the Company believes that the property is amenable to some income-producing off-season activity, historically, the Company has only utilized the site for the Renaissance Faire, and the property has been vacant during the off-season. The Company is considering year-round uses which could include campgrounds, a micro-brewery, an Octoberfest and music festivals. To date, however, there exist no agreements, arrangements or other understandings with respect to alternate year-round uses, and there can he no assurance that the Company will be successful in developing any income-producing, off-season activities.

NORTHERN CALIFORNIA RENAISSANCE PLEASURE FAIRE. The Northern Renaissance Pleasure Faire has been held in the San Francisco Bay area for the past 30 years. This Faire is conducted annually for six to seven weekends, typically beginning Labor Day weekend and running through the first or second weekend of October. The Faire typically attracts 200,000 patrons.

The Northern California Faire is located on leased property in Novato, California. The lease is currently on a year-by-year basis, and the Company is in the final stages of negotiations of the lease to cover the 1997 Faire. The rent was $350,000 in 1996 and is expected to be approximately $300,000 for the 1997 Faire. While the Company believes that its lease for the site will be renewed for another year, there is no assurance that the lease will be renewed. If the lease is not renewed, and since it is extremely unlikely that an alternative site could be prepared in time, it is doubtful that the Company would conduct a Faire in Northern California in 1997. This would have a material adverse effect on the Company's results of operations in 1997. The Company is investigating a new site for the Faire which, if acceptable and available, will not be available until at least 1998. The Company estimates that it will be required to spend approximately $300,000 for an environmental impact study and other site consideration expenses before necessary governmental approvals can be obtained. There is no assurance that, if the Company incurs these and other site consideration expenses, it will be successful in obtaining all necessary approvals for the site to be available for the Faire in 1998 or any subsequent period. In addition, the Company estimates that it will be required to spend from $500,000 to $1,000,000 for development of the site prior to the opening of the Faire at the new site.

In contrast to the permanent structures constructed at the Bristol Renaissance Faire, all structures, including the gates, stages, booths, shops and arenas utilized in the California Renaissance Pleasure Faires are mobile. These props are loaded into the Company's semi-tractor/trailers and transported between the Northern and Southern California Renaissance Faires and, during the off-season, are stored at the Northern Renaissance Faire site. The booths and craft shops utilized by vendors are owned by the individual vendors and moved onto the site for the Faire and then removed by them. The Faire is constructed and removed much in the same way as a circus or traveling carnival.

SOUTHERN CALIFORNIA RENAISSANCE PLEASURE FAIRE. The Southern California Renaissance Pleasure Faire has been conducted for the past 34 years in the Los Angeles metropolitan area. This Faire typically attracts 200,000 patrons and is held annually for eight weekends beginning the last week of April and ending Mid-June.

The Southern Renaissance Pleasure Faire is held in Glenn Helen Regional Park located near Devore, California. The site is leased from the San Bernardino County Parks and Recreation Department, under a one year lease for the 1997 Faire. Rental under the lease is equal to 3.5% of gross revenues. The Company has the option of leasing the San Bernardino site in the future, but is currently investigating new sites for the Southern Renaissance Pleasure Faire.

The Southern Renaissance Pleasure Faire site is only occupied during the Faire season and must be vacated following completion of the Faire. Accordingly, all structures are mobile and transported to the Northern Renaissance Faire site for storage during the off-season.

Although the Company has operated that Faire during the past two years at a small profit, management believes that it will have to relocate the Faire in order to improve its profitability in the future. The Company has recently entered into a non-binding letter of intent with the owner of a site in Pomona, California which contemplates that the Company will commence operation of the Southern California Faire at that site starting in 1998.
The letter of intent calls for the Company to construct a new village for the Faire. The Company estimates that the cost of such construction would be approximately $2,000,000. The Company will need additional funds from one or more third parties to finance such construction. If such funds are not available, the Company would, in all likelihood, continue to operate the Faire at its current location in 1998 and possibly beyond.

NEW YORK RENAISSANCE FAIRE. The Company acquired Creative Faires, Ltd., the owner and operator of the New York Renaissance Faire in February of 1996. The New York Renaissance Faire opened in July 1978 and recreates a 16th century English country Faire on 65 leased acres in Sterling Forest, Tuxedo, New York. Creative Faires, Ltd. also produces Sterling Forest's Forest of Fear as well as other arts and crafts shows in the New York tri-state area. The Company issued 540,000 shares of the Company's Common Stock in consideration for all of the outstanding shares of Creative Faires, Ltd.

VIRGINIA RENAISSANCE FAIRE. The Company's newest Faire is located in Fredericksburg, Virginia on 250 acres of land purchased by the Company in July of 1995 for $925,000. Like the Bristol Faire, this is a permanent facility, which opened for business on May 4, 1996 and operated for seven weekends. All buildings on the property, including performance stages, restaurants, ale stands and craft shops, were designed in a unified style appropriate to the Renaissance period and were constructed by the Company during the year prior to opening. This is the first time the Company has developed a Faire on its own, since all other Faires owned by the Company represented acquisitions of existing businesses. The Virginia Fair, as is typical of new faires, operated at a loss in 1996, its first year of operation, and is expected to incur a small operating loss in the 1997 faire season.

The construction of the Faire was financed with a $1.5 million mortgage, repayable over 15 years at an initial interest rate of 8.65% annually, plus the use of corporate funds. The Company also borrowed $250,000 to finance the construction of buildings for crafts vendors, with repayment over five years at an interest rate of 9.5% annually. Some vendors have paid for their buildings outright, others have utilized the financing provided by the Company, while others rent space with an option to purchase. The Company arranged for vendor financing in order to attract desirable vendors to the new Faire, and to develop a permanent contingent of Faire participants.

Some of the management of the Virginia Faire is handled by employees of the Bristol Faire, including such areas as entertainment and public relations. Although there are currently no other activities scheduled on the property for 1997 other than the Virginia Renaissance Faire, the Company expects to develop other income-producing activities, which may include a Halloween forest of fright, music festivals, Christmas activities and other special events. To date, however, there exist no agreements, arrangements or other understandings with respect to alternate year-round uses.

VENDORS

Approximately 13% of the revenues realized from presenting the Company's Renaissance Faires are generated from the Company's relationships with vendors and craftsmen who sell food and crafts, and offer games and rides.

At the Bristol Renaissance Faire site, the vendors and craftsmen are required to construct their shops and booths at their own cost and then occupy the structures on a year-to-year basis for an annual fee of $900. Since the structures are permanent, once built they become the property of the Company and substantially increase the value of the Company's asset at that location.

At the Virginia Renaissance Faire site, shops and booths are constructed by the vendors. All buildings so constructed become a permanent part of the
Faire and are the property of the Company.   All vendors at the Virginia
Renaissance Faire pay the Company a fee of 6% to 15% of gross revenues.

At the Northern and Southern California Renaissance Pleasure Faires, craft shops and booths are owned by the vendors and transported onto the site for the duration of the Faire and then removed. In lieu of a flat fee to participate, vendors at the California Faires pay the Company a fee equal to 15% of their gross revenues.

Vendors occupy their booths and shops pursuant to written lease agreements with the Company which have a term of one year, and require renewal by both the vendor and the Company each year. Under these agreements, each vendor agrees to indemnify and hold harmless the Company from any liability which may arise by virtue of the vendors' activities at the Faire. Nevertheless, the Company maintains general public liability insurance which also provides coverage for such risks.

REVENUE SOURCES

A Renaissance Faire generates revenues from numerous sources, including gate admissions, beverage sales, parking fees, food sales, craft fees, game fees, camping fees, souvenir sales and sponsorship fees.

GATE ADMISSIONS. Gate admissions are set from $14.00 to $17.50 for adults, $5.95 to $6.95 for children, with children under the age of five admitted free. Discounts for senior's and military personnel are $1.00 to $2.00. Off premises discount ticket sales are available at Cub Foods, K-Mart, Sentry
Foods, Shoprite and Kits Camera.   Discount coupons are available at retail
outlets operated by the Company's sponsors, including McDonalds, Subway, White Castle, Vons super markets and Amoco Stations. The Company has a large group sale and advance sale program that provides discounted tickets. Admission provides the guest with all-day continuous entertainment on multiple stages. Major entertainment acts include full contact jousting, falconry, variety acts, sword duels, Shakespearean vignettes and authentic belly-dancing. Gate admissions represent approximately 49% of the Faires' total revenues.

BEVERAGE INCOME. The Company sells beer, wine and soft drinks at each Faire. Beverage sales represent approximately 20% of Faire revenues.

PARKING INCOME. The California Faires charge $6.00 per car for regular parking and $10 for preferred close-in parking. The Bristol and New York Faires have preferred parking for $2.00 and $5.00. The Virginia Faire charges $2 for regular parking. Parking revenue represents approximately 7% of Faire revenues.

FOOD REVENUE. At the California and New York Faires, all food concessions are run by independent vendors. These vendors pay the Company a commission equal to approximately 15% of their gross revenues. At the Bristol Faire, the Company owns certain high volume food items such as turkey legs, pizza, roast beef and brats (sausages). These items comprise approximately 40% of the total food sales. Additional food items are sold by independent food vendors who pay the Company approximately 15% of their gross revenues. At the Virginia Faire, the Company currently owns all of the food concessions. In the aggregate, food revenues represent approximately 9% of total Faire income.

CRAFT FEES. Each Faire has over 150 independent craft vendors who sell their goods to Faire patrons. Most of the craft items are handmade by the artists who often demonstrate the making of their wares at the Faire. The glassblowers and lace-makers are generally very popular. The craft vendors in California pay the Company a fee of approximately 15% of their gross revenue. At the Bristol, New York and Virginia Faires, craft vendors are required to build their own booth or shop, and either pay a flat annual fee or a percentage of their gross income. Craft fees represent approximately 9% of total Faire revenues.

GAME FEES.  Many games and rides are operated by independent contractors.
The Company receives 15% of the gross revenues from these games and rides, which represents, in the aggregate, approximately 1% of total Faire revenues.

SOUVENIR REVENUE. The sale of souvenir tee-shirts, sweatshirts, beer mugs, books and other high quality merchandise appropriate to the Renaissance era is believed by the Company to represent an area of excellent future opportunity. It is intended that the Company's products will also be sold through other outlets, such as catalogues, department stores, and on-line via the Company's Internet Web site. There can, however, be no assurance that the Company will be successful in marketing its products and memorabilia through alternative means in the future. Souvenir sales to date represent approximately 4% of Faire income.

SPONSORSHIP FEES. The Company solicits sponsorship arrangements with major sponsors including Coca-Cola Company, Anheuser-Busch, Inc., Miller Brewing Company, Amoco Oil Company, Eastman Kodak Company, Pepsi Cola Company and Guinness Import Co. The sponsors also participate in joint advertising campaigns. In the past, sponsorship fees have represented approximately 1% of Faire revenues.

CAMPING FEES. The Company allows employees and independent vendors limited camping at the Faire sites during the Faire season. The Company provides portable rest room facilities, showers and security for campers. The campers are charged and pay a fee for these services.

MARKETING

The Company markets its Faires as entertainment events for the whole family, which also include shopping and food. Marketing is accomplished through local television and radio stations which, from time-to-time, and, often in conjunction with other advertisers, conduct live broadcasts from the Faires. Supplementing this television and radio advertising, newspapers and billboards provide essential information to the general public regarding the cost of admission, location and times of operation. Artistic brochures and fliers are directed toward groups for advanced sales campaigns.

The Company has also undertaken a "Sponsorship" campaign. Major sponsors have included Eastman Kodak Company, Hyatt Hotels & Resorts, Inc., Coca-Cola Company, Miller Brewing Company, Amoco Production Company and Sentry Foods, Inc. Agreements with such sponsors have included joint advertising, sponsorship fees, and product giveaways.

SEASONALITY AND WEATHER

The Company generates its revenue primarily from the production of Renaissance Faires. Since, at this point, they are exclusively outdoor events, each Faire is scheduled for the time of year most likely to minimize the risks and hazards of inclement weather. With a total of five Faires in various U.S. locations, the Company has been able to extend the period of revenue generation from late April (the start of the Southern California and Virginia Faires) through early October (the end of the Northern California Faire), with the Bristol Renaissance Faire being held during July and August, and the New York Faire during August and September. The spread of Faires over a six-month period, and the geographic spread across the West coast, the East coast and the mid-West, helps to assure that inclement weather in one particular geographic area at any particular time does not adversely threaten the Company's entire source of revenue. It is normal, however, for adverse weather to harm the financial results during certain weekends of any particular Faire.

During the period from the middle of October through the third week of April, the Company currently has no material income-generating activity and must meet its working capital requirements from cash flow earned during the Faire season augmented by short-term debt. Creative Faires, Ltd. operates craft shows and the Forest of Fear on the New York site during the fall and spring.
 The Company plans to continue those events and also to develop fall events at certain of the Company's other Faire sites.

Each Faire is scheduled for a finite period which is determined substantially in advance in order to facilitate advertising and other promotional efforts. Since attendance at each Faire is dependent upon the weather, poor weather conditions can result in substantial declines in attendance and loss of revenues. The Company is also vulnerable to severe climatic events which are similarly beyond its control but nevertheless could have a direct and material impact upon the Company's relative success or failure.

COMPETITION

As a promoter and operator of family entertainment events, the Company faces competition from other more traditional entertainment alternatives, including amusement parks, theme parks, local and county fairs, and specialty festivals.

While there are more than 100 annual entertainment events produced in the country with a Renaissance theme, there are only 20 major Renaissance Faire productions operated in major metropolitan areas throughout the country. As families typically do not travel to distant metropolitan areas in order to attend a Renaissance Faire, the Company does not experience direct competition with those other major productions. More significant competition comes from other entertainment alternatives and smaller fair events.

Further, by the very nature of Renaissance Faires and the lack of protection afforded by trademark, service mark and unfair competition laws, there exist few barriers to entry into the industry, and there can be no assurance that other companies with substantially greater resources will not develop competing Faires in the metropolitan areas where the Company has established productions.

INTELLECTUAL PROPERTY

Because of the number of existing Faire productions with Renaissance themes, it is unlikely that the Company will be able to rely upon trademark or service mark protection for the name "Renaissance Faire" in connection with its business. However, the Company did obtain in connection with its acquisition of Living History Center assets an assignment of a California registration of the mark "Renaissance Pleasure Faire" which applies only to the state of California. The Company also has a Virginia service mark for the "Virginia Renaissance Faire." Further, it is possible that the Company could apply for and obtain trademark or service mark registrations on a state level for its other individual Faires, such as "Bristol Renaissance Faire" and other name-specific marks associated with the "Renaissance Faire" description as those names are acquired or developed. While the Company may be able to protect a site-specific name for its productions, the Company does not consider this protection a significant deterrent to the entry of competitors into existing markets, given the limited barriers to such entry.

PUBLIC LIABILITY AND INSURANCE

As a producer of public entertainment events, the Company naturally has exposure for claims of personal injury and property damages suffered by visitors to the Company's Renaissance Faires. To date, however, the Company has only experienced minimum claims which have been resolved quickly without litigation. The Company maintains comprehensive public liability insurance which it considers to be adequate against this exposure.

Independent vendors operating food concessions, games and rides are required to obtain liability insurance protection, and to provide the Company with proof of such coverage. Alternatively, an independent vendor can be added as an additional insured under the Company's liability insurance policy for an additional fee.

GOVERNMENT REGULATION

Since food and alcoholic beverages are sold at the various Faire sites, the Company, its vendors and/or subsidiaries must comply with all applicable rules, regulations and/or ordinances pertaining to the handling and sale of such items. Any material violation of these regulations would subject the Company, its vendors and/or its subsidiaries to the possibility of having necessary food service permits and liquor licenses revoked. Material violations may also result in penalties and fines being assessed against the Company. The Company must also comply with all state and federal labor laws and regulations, including all minimum wage and overtime provisions.

The Company believes that it is in compliance with all such laws, and does not anticipate that any existing law will have a material adverse impact upon the proposed business and operations of the Company. Although future compliance cannot be assured in the event of future changes in such laws or the addition of regulations governing the proposed business and operations of the Company, the Company will, at all times, endeavor to take all feasible and required actions necessary to maintain compliance with such laws.

EMPLOYEES

The Company presently has 16 full-time employees working for its Colorado headquarters. Each Faire has its own full-time staff as well as seasonal and part-time employees who are engaged during the Faire presentation. The Bristol Faire has 6 full-time employees, the California Faires have 12 full-time employees, the New York Faire has 6 full-time employees and the Virginia Faire has 6 full-time employees.

During Faire presentations, there are over 100 street actors interacting with Faire patrons at any given time, with over 1,000 seasonal employees and volunteers. The Company trains its professional street actors, who perform under contract with the Company for a fixed fee. In addition, the Company invites numerous apprentice actors and actresses to its training programs to perform during the Faire on a volunteer basis. Only after an actor or actress has gained a particular proficiency are they invited to become a fully-paid contract actor for the Company.

The Company has plans for acquisition and growth using the current staff and management systems of the Faire as a management infrastructure. The creation of a year-round staff has increased expenses, but will, in management's opinion, achieve economies of scale as the Company acquires and produces additional Faire operations. The Company believes that it currently has full-time management sufficient to operate nine annual Faires.

PROPERTY

The Company's corporate headquarters are located at 4410 Arapahoe Avenue, Suite 200, in Boulder, Colorado. This property measures 3,868 square feet and is currently leased at $7,854 per month, with increases of 5% per annum each November 1, expiring October 31, 2001. The Company considers these offices to be suitable for its needs for the duration of the lease term. The Company has an option to renew the lease for an additional five year period.

The Company owns approximately 160 acres in Kenosha County, Wisconsin, which is home to the Bristol Renaissance Faire. The land is subject to mortgages in the original aggregate principal amount of $1.95 million. On April 11, 1997, the outstanding balance was $1.7 million.

The Company has leased the property where the Northern California Renaissance Pleasure Faire is held, located at 1410 Highway 37, Novato, California 94945. Office quarters for all California personnel is included in the overall lease covering the Faire site, which expired April 30, 1997. See
"Business--Existing Renaissance Faires and Sites--Northern California Renaissance Faire."

The New York Faire is operated on 65 acres of leased land in Tuxedo, New York. This lease expires December 31, 2000. The Company also leases offices in New York City.

On July 27, 1995, the Company acquired approximately 250 acres of land in Stafford County, Virginia, for a purchase price of $925,000. This property houses the Virginia Renaissance Faire.

The construction of the Faire was financed with a $1.5 million mortgage, repayable over 15 years at an initial interest rate of 8.65% annually, plus the use of corporate funds. The Company also borrowed $250,000 to finance the construction of buildings for crafts vendors, with repayment over five years at an interest rate of 9.5% annually.

                            MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Name, position with the Company, age of each Director or officer, and the period during which each Director has served are as follows:


                                                                 DIRECTOR
NAME                      AGE          POSITION                   SINCE
----                      ---          --------                  --------
Charles S. Leavell         55          Chairman of the             1993
                                       Board of Directors &
                                       Chief Executive Officer

Sanford L. Schwartz        47          Director                     1993

Robert M. Geller           44          Director                     1994

Gregg Adam Thaler          31          Director                     1996

Dean Petkanas              33          Director                     1996

J. Stanley Gilbert         59          President and Chief           --
                                       Operating Officer

James R. McDonald          51          Chief Financial Officer       --

Howard Hamburg             60          Vice President                --

Kevin Patterson            36          Vice President                --

Gloria Constantin          46          Secretary                     --

Sue Brophy                 41          Controller                    --


     CHARLES S. LEAVELL was elected Chief Executive Officer effective
June 20, 1996. From April 1993 to March 31, 1995, he was Chief Executive Officer, and from April 1, 1995 to present he has served as Chairman of the Board of the Company. From 1988 to present, Mr. Leavell has served as President and Chairman of the Board of Leavell Management Group, Inc. and Ellora Corporation. In that capacity, he has acquired, developed, and managed numerous ventures, including the Bristol Renaissance Faire; the 4UR Guest Ranch in Creede, Colorado, a 3,000 acre luxury ranch; and South Meadow, an exclusive 96 unit single family development in Boulder, Colorado. Prior to his affiliation with Leavell Management Group and Ellora Corporation, Mr. Leavell worked with Columbia Pictures in Los Angeles, California, where he was producer of the feature film, "The Quick and the Dead," about Grand Prix automobile racing, and was the executive producer of another film, "Evil Ways," about street gangs in East Los Angeles. Mr. Leavell also produced a rock musical for the stage entitled "Goosebumps."
Mr. Leavell currently sits on the Board of Directors of The Leavell Company and CK Properties, L.C., of El Paso, Texas, both of which are real estate development and management corporations with extensive holdings in apartments and office buildings. Mr. Leavell's former affiliations include Board of Directors of the Denver International Film Festival, Denver, Colorado, and Vice-Chair of Colorado Venture Capital Corporation, a regional investment firm. Mr. Leavell graduated from Stanford University in 1965 with a Bachelor of Arts degree in history.

     SANFORD L. SCHWARTZ has been a Director of the Company since April, 1993. Mr. Schwartz has been a founder, senior executive or director of nine publicly-traded companies over the last nineteen years. From 1992 to present, Mr. Schwartz has been the Chairman of Creative Business Strategies, Inc. ("CBSI"). Prior to starting CBSI Mr. Schwartz was, from 1989 to 1991, Chief Executive Officer of HealthWatch, Inc., a publicly-traded medical equipment manufacturer. Mr. Schwartz serves on the Board of Directors of HealthWatch, Inc.

     ROBERT M. GELLER has been a Director of the Company since April 1, 1994. He served as Chief Financial Officer of Online System Services, Inc., a
provider of internet services, from March 1995 to October 1996. Mr. Geller has also served as the President of The Growth Strategies Group, a consulting firm specializing in executive/board services for emerging growth companies since August 1991. From April, 1990 to July, 1991, he was Executive Vice-President for HealthWatch, Inc., a publicly-traded medical equipment manufacturer. Mr. Geller is currently a director of Armanino Foods of Distinction, Inc. and Online System Services, Inc., publicly-held corporations, and Integral Peripherals, Inc., Requisite, Inc., and Chernow Communications, Inc., all privately-held corporations. Mr. Geller graduated from the University of Colorado Business School, summa cum laude, with a Bachelor of Science degree in finance and organizational behavior in 1976.

     GREGG ADAM THALER was elected a director of the Company in 1996. He has been president of Duke & Company, Inc., a New York investment banking firm since 1993. In 1993 he was a sales manager for Corporate Securities of Los Angeles, California, and from 1992 - 1993, he was a sales manager for HJ Meyers & Company, also of Los Angeles. From 1989 to 1992, Mr. Thaler was a broker and analyst with Stratton Oakmont of Lake Success, New York, a broker/dealer. Mr. Thaler graduated with honors from the University of Michigan in 1987, with a Bachelor of Arts degree in Political Science.

     DEAN PETKANAS was elected a director of the Company in 1996. He has been President of Briarwood Investment Counsel, a broker/dealer registered with the National Association of

Securities Dealers since 1981.   From 1992 to 1994, Mr. Petkanas was Director
of Corporate Finance for Kensington Wells, Inc. of New York. From 1989 to 1992, he served as a Vice President of Corporate Finance and Assistant Director of Research for Stratton Oakmont of Lake Success, New York, a broker/dealer.

     J. STANLEY GILBERT became President and Chief Operating Officer in January, 1997. In 1996 Mr. Gilbert was a Vice President of the Company and he managed the Bristol Renaissance Faire from 1988 until 1996. Prior to that he worked in the commercial banking field in senior management. Prior to that, he was senior vice president of Cinema America, a film and video production company. Mr. Gilbert is the president of Just in Jest, Inc., an art studio featuring Renaissance and fantasy handmade sculptures, whose works have been displayed in galleries and museums, including the Delaware Museum of Fine Art. Mr. Gilbert has served as a board member of the Kenosha Area Convention and Business Bureau. He holds a degree in Business Administration.

     JAMES R.. MCDONALD became Chief Financial Officer of the Company in November of 1996. From August of 1996 until October of 1996, he served as Chief Financial Officer of Mountain Solutions, a personal communications services company. From January of 1994 until August of 1996, Mr. McDonald was Controller of Omnipoint Corporation, another personal communications services company. Mr. McDonald also was a principal of James R. McDonald, CPA, from August of 1991 until December 1993. Mr. McDonald received a Bachelor of Science degree in Accounting from California State University at Fullerton in 1978, and a Masters of Business Administration in Finance from Loyola University of Chicago in 1980.

     HOWARD HAMBURG was Chief Operating Officer of the Company from April 1, 1994 to June 20, 1996, at which time he was elected a Vice President of the Company. From 1989 to March 31, 1994, Mr. Hamburg served as Treasurer and Planning Director of the Living History Centre, Inc., a California non-profit, public benefit corporation and producer of the California Renaissance Pleasure Faires. In addition to his work with LHC, Mr. Hamburg served, from 1990 to 1993, as Vice-President of the Patent Protection Institute, Inc., an intellectual property licensing and royalty recovery corporation. Mr. Hamburg graduated from New York City Community College in 1957 with an AA degree in Engineering. In 1969 Mr. Hamburg received a Bachelor of Arts degree in social science from California State University at Sonoma.

     KEVIN PATTERSON, General Manager of RPFI since April 1, 1994, has 18 years experience in the administration and production of Renaissance Faires. From 1993 to 1994 he served as Vice President & Assistant General Manager of the Living History Center, a non-profit public benefit corporation which previously produced the California Renaissance Pleasure Faires. Mr. Patterson served as Production Manager of The Living History Centre in 1992, as Community Outreach Director during 1989 to 1992, and in other positions with the organization continuously since 1977. Mr. Patterson holds a B.A. degree in Economics from Moorpark College and attended the B.S.M. program at Pepperdine University. He is a founding Board Member of the Historic Oaks Foundation and the St. Andrew's Society of San Francisco.

     GLORIA CONSTANTIN has been Secretary of the Company since 1993. She has also been in-house Investor Relations since 1993. From 1991 to 1993, she was employed by Leavell Management Group, Inc. Ms. Constantin holds degrees in English and Theatre, and is an honors graduate of the Denver Paralegal Institute.

     SUE BROPHY has been Controller of the Company since August, 1995. From 1994 until 1995, Ms. Brophy was employed by Clifton, Gunderson & Co., a public accounting firm in accounting services. From 1990 to 1993, she was self-employed. From 1991 to 1992, she was an accountant with Rigden, Inc., a software development company.

     Each Director is elected to serve for a term of one year until the next Annual Meeting of Shareholders or until a successor is duly elected and qualified.

EXECUTIVE COMPENSATION

The following table sets forth certain information for the Company's fiscal periods ended December 31, 1996 (D1996), March 31, 1996 (M1996) and 1995
(M1995) regarding compensation earned by or awarded to the Company's chief executive officer and the other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                            TABLE I

                    SUMMARY COMPENSATION TABLE

                                                      Long Term Compensation
                                                  -----------------------------
                        Annual Compensation              Awards        Payouts
                      ---------------------------------------------------------
                                            Other                                 All
                                           Annual  Restricted                    Other
Name and                                   Compen-   Stock               LTIP    Compen-
Principal             Salary     Bonus     sation    Award(s) Options/  Payouts  sation
Position     Year       ($)       ($)      ($)(1)      ($)      SARs      ($)      ($)
--------------------------------------------------------------------------------------

Charles S.
Leavell
 Chairman,   D1996      -0-       -0-       -0-        -0-       -0-      -0-      -0-
  CEO and    M1996      -0-       -0-     $48,000(1)   -0-       -0-      -0-      -0-
 President   M1995    $92,000   $23,894     -0-        -0-       -0-      -0-      -0-

Miles
Silverman,
    CEO      D1996    $95,147     -0-       -0-        -0-       -0-      -0-      -0-
President    M1996   $131,442     -0-       -0-        -0-       -0-      -0-      -0-
             M1995    $80,000   $23,894     -0-        -0-      80,000    -0-      -0-

 Howard
Hamburg,
 COO,VP      D1996    $78,182     -0-       -0-        -0-       -0-      -0-      -0-
             M1996   $114,391     -0-       -0-        -0-       -0-      -0-      -0-
             M1995    $84,359     -0-       -0-        -0-      30,000    -0-      -0-


(1) Includes $48,000 received under Consulting Agreement that terminated March 31, 1996.

(2) All executive officers of the Company participate in the Company's group health insurance plan. However, no Named Executive Officer received perquisites and other personal benefits which, in the aggregate, exceeded the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the respective years.

OPTIONS GRANTED DURING FISCAL 1996

During the Company's fiscal period ended December 31, 1996, no options were granted to Named Executive Officers

AGGREGATED OPTION EXERCISES DURING FISCAL 1996 AND FISCAL YEAR-END OPTION
VALUES

The following table provides information related to the number and value of options held by the Named Executive Officers as of December 31, 1996. The Company does not have any outstanding stock appreciation rights.


                                                      Value of Number of        Unexercised
                                                          Unexercised           In-the-Money
                                                        Options/SARs at         Option/SARs
                                                           FY-End(#)           at FY-End($)(1)
                   Shares Acquired   Value Realized       Exercisable/          Exercisable/
Name                on Exercise(#)        ($)            Unexercisable         Unexercisable
--------------------------------------------------------------------------------------------

Charles S. Leavell       -0-             $-0-                    0/0                   $0/$0
Miles Silverman          -0-             $-0-                    0/0                   $0/$0
Howard Hamburg           -0-             $-0-          84,266/30,000        $296,502/$67,500


(1) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal period end and the exercise price of the options.

EMPLOYMENT AGREEMENTS

    The Company has Employment Agreements with several of its executive officers and key employees, the material provisions of which are summarized as follows:

     HOWARD HAMBURG. Effective April 1, 1994, the Company entered into an Employment Agreement with Mr. Hamburg as Treasurer of Renaissance Pleasure Faires, Inc. Effective April 28, 1995, Mr. Hamburg was also appointed the Company's COO. Effective June 20, 1996, Mr. Hamburg resigned as COO and was appointed a Vice President. The current Employment Agreement, which supersedes the agreement dated April 1, 1994, has a term of one year from the date of termination notice from the Company. His current annual salary is $110,250.

     KEVIN PATTERSON. Effective April 1, 1994, the Company entered into an Employment Agreement with Mr. Patterson as Chief Executive Officer of
Renaissance Pleasure Faires, Inc.   Effective August 29, 1994, Mr. Patterson
was also appointed a Vice President of the Company. The current Agreement, which supersedes the agreement dated April 1, 1994, has a term of one year from the date of termination notice from the Company. His current base salary is $78,750.

     BARBARA HOPE. On February 5, 1996, the Company entered into an Employment Agreement with Ms. Hope in connection with the acquisition of Creative Faires, Ltd. The Agreement has a term of two years and provides for a base salary of $100,000.

     DONALD C. GAITI. On February 5, 1996, the Company entered into an Employment Agreement with Mr. Gaiti in connection with the acquisition of Creative Faires, Ltd. The Agreement has a term of two years and provides for a base salary of $100,000.

DIRECTOR COMPENSATION

During the fiscal period ended December 31, 1996, outside Directors, other than Mr. Geller and Mr. Leavell, received no cash compensation for their services as such, however they were reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as Directors of the Company. Directors who are also executive officers of the Company receive no additional compensation for their services as Directors.

GELLER AGREEMENT

Effective April 1, 1994, the Company appointed Robert M. Geller to serve as a director of the Company and entered into an Agreement with him pursuant to which the Company agreed to include his name on the slate of nominees to be elected to serve as directors of the Company, and Mr. Geller consented to the inclusion of his name as a nominee through the 1996 annual meeting of shareholders. Pursuant to the terms of the agreement, Mr. Geller was granted non-qualified options exercisable to acquire up to 83,333 shares of the Company's Common Stock at an exercise price of $2.25 per share. Further, the Company has agreed to pay him $300 for each Board of Directors meeting he attends and to reimburse him for out-of-pocket expenses incurred in connection with attending those meetings. The Company has also agreed to reimburse Mr. Geller for his out-of-pocket expenses incurred in connection with his services rendered as a consultant to the Company for which he also receives $75 an hour. Under this agreement, Mr. Geller received $30,137 in the 1996 fiscal year and $9,421 in the nine-month period ended December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Geller, Schwartz and Leavell. Mr. Leavell, who is Chief Executive Officer and a director of the Company, participates in all discussions and decisions regarding salaries, benefits and incentive compensation for all employees of the Company, except discussions and decisions relating to his own salary, benefits and incentive compensation.

                       CERTAIN TRANSACTIONS

CBSI CONSULTATION AGREEMENT

Sanford L. Schwartz was elected to serve as a member of the Company's Board of Directors in April, 1993. Mr. Schwartz is President, Director and a principal stockholder of Creative Business Strategies, Inc., ("CBSI"). The Company had a Consultation Agreement with CBSI which expired December 31, 1996 pursuant to which it performed financial and public relations services. In consideration of those services, the Company agreed to pay CBSI a fee of $4,500 per month and $200 per hour for services rendered in excess of 20 days per month. A total of $36,000 was paid to CBSI during the nine months ended December 31, 1996, pursuant this agreement.

CREATIVE FAIRES, LTD. AGREEMENT

On February 5, 1996, the Company, its newly-created and wholly-owned subsidiary Cfaires Acquisition Corp., Creative Faires, Ltd., and Barbara Hope and Donald C. Gaiti, the sole shareholders of Creative Faires, Ltd., entered into an Agreement and Plan of Merger pursuant to which Cfaires Acquisition Corp. was merged with and into Creative Faires, Ltd. In connection with the merger, Ms. Hope and Mr. Gaiti received 540,000 shares of the Company's Common Stock, and the Company became the sole shareholder of Creative Faires, Ltd. The Company also agreed to employ Mr. Gaiti and Ms. Hope for two-year periods.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock, as of May 7, 1997, by:
(i) each of the directors of the Company, (ii) all officers and directors of the Company as a group, and (iii) holders of 5% or more of the Company's Common Stock. Each person has sole voting and investment power with respect to the shares shown, except as noted.


Name and Address                                                  Percent of
of Beneficial Owner             Number of Shares                  Class (1)
-------------------             ----------------                  ----------

Charles S. Leavell              1,259,374 (2)                        13.1%
1881 Ninth Street, Suite 319
Boulder, Colorado 80302

Robert M. Geller                  226,666 (3)                         2.3%
1402 Kalmia
Boulder, Colorado 80304

Sanford L. Schwartz                 6,350 (4)                           *
5353 Manhattan Circle, #201
Boulder, Colorado 80303

Gregg Adam Thaler
909 Third Avenue; 7th Floor
New York, NY  10022

Dean Petkanas                           0                               *
100 Store Hill Road
Old Westbury, NY  11568

All Directors &                 2,920,130 (5)                        29.6%
Officers as a Group
(Nine [9] Persons)


*  Less than one percent

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of May 7, 1997, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(2) Includes 880,000 shares of Common Stock held of record by Leavell Management Group, Inc., a controlled corporation of Mr. Leavell who would be deemed to exercise the voting and investment power with respect to the securities held by LMG. 133,334 shares of Common Stock held of record by LMG are subject to an option granted in favor of Mr. Leavell, exercisable at a price of $.937 per share. Mr. Leavell disclaims beneficial ownership of the securities held by LMG for purposes of Section 16 under the Exchange Act.

(3) Includes non-qualified options to purchase 166,666 shares of Common Stock at an exercise price of $1.125 per share and non-qualified options to purchase 60,000 shares of Common Stock at an exercise price of $3.50 per share.

(4) Includes 6,350 shares owned by Creative Business Strategies, Inc., a corporation of which Mr. Schwartz is an officer, director and shareholder.

(5) Includes 226,666 shares issuable upon exercise of stock options exercisable within 60 days of May 7, 1997.

                          DESCRIPTION OF SECURITIES

GENERAL

     The Company is authorized to issue 51,000,000 shares of capital stock, including 50,000,000 shares of Common Stock, $.03 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. As of May 7, 1997, there were 9,636,262 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

     No share of Common Stock is entitled to preference over any other share of Common Stock, and each share of Common Stock is equal to every other share of Common Stock in all respects. Holders are entitled to one vote for each share of Common Stock held of record at each meeting of the shareholders, and to receive dividends when and as declared by the Board of Directors. To date, the Company has not paid cash dividends. There is no cumulative voting for the election of directors. Accordingly, the owners of a majority of the shares of Common Stock outstanding may elect all of the directors to be elected by the holders of the Common Stock, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. The holders of Common Stock do not have preemptive rights. The shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors is authorized to issue up to 1,000,000 shares of Preferred Stock, in any one or more classes or series, to fix the dividend, redemption, liquidation, retirement, conversion, voting and other preference rights for such shares, and to issue options and warrants for the purchase of such shares, on such terms and for such consideration as the Board may deem appropriate without further shareholder action. Such additional shares may have disproportionately higher voting rights or class voting rights, may be convertible into shares of Common Stock, and may rank prior to the Common Stock as to payment of dividends or the distribution of assets upon liquidation or dissolution. The Board of Directors, without shareholder approval can issue shares of Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. Currently, no shares of Preferred Stock are outstanding and the Company does not have plans to issue any Preferred Stock.

CONVERTIBLE SECURED NOTES

     During April 1997, the Company issued $350,000 principal amount of its 10% Convertible Secured Notes due October 31, 1997 (the "Notes"). The Notes are secured by a mortgage on the Company's faire site in Kenosha, Wisconsin and are convertible into shares of the Company's Common Stock at the lesser of $1.75 per share or 50% of the market value of the Company's Common Stock at the time of conversion.

TRANSFER AGENT AND REGISTRAR

     Corporate Stock Transfer, Denver, Colorado, has been appointed as the Transfer Agent and Registrar for the Common Stock and the A and B Warrants.

                       SELLING SHAREHOLDERS

     The following table sets forth the number of shares of the Company's Common Stock to be offered by the Selling Shareholder named herein, and, as of May 7, 1997, the number and percentage of shares beneficially owned prior to and following completion of the offering made hereby.


                                                    Shares Offered
                               Prior to Offering    Pursuant to this       After Offering
            Name               -----------------      Prospectus(1)        --------------
            ----             Number (1) Percentage  ----------------     Number     Percentage
                             ---------------------                       ---------------------

Legacy Fund, LLC              225,000       2.3%         225,000           -0-          -0-

Davstar II Managed
Investments Corp. NV           75,000         *           75,000           -0-          -0-

Grand Avenue Partners          50,000         *           50,000           -0-          -0-

Creative Business
Strategies, Inc. (2)            6,350         *            6,350           -0-          -0-

____________
*  Less than one percent

     (1) For Legacy Fund, LLC, Davstar II Managed Investment Corp. NV and Grand Avenue Partners, the number of shares included in the table represent the number of shares it is estimated would be issued upon conversion of the Company's 10% Convertible Secured Notes owned by such persons. The Notes are convertible into shares of the Company's Common Stock at the lesser of $1.75 per share or 50% of the market value for the Company's Common Stock at the time that the Notes are converted. The information included in the table is based upon an assumed conversion price of $1.00.

     (2) Sanford L. Schwartz, a director of the Company, is an officer, director and major shareholder of Creative Business Strategies, Inc.

                            PLAN OF DISTRIBUTION

     The Shares offered by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest of the Selling Shareholders, at their sole discretion. Such sales may be made on the NASDAQ National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares offered by the Selling Shareholders are not being underwritten.

     In general, the Shares may be sold by one or more of the following means: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange (if the securities are then listed on an exchange); (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) other securities transactions. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. No commissions or other fees shall be payable by the Company to any broker or dealer in connection with this offering. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. The Company will pay the expenses of this offering, estimated at $6,000.

                                 LEGAL MATTERS

     The legality of the Common Stock will be passed upon for the Company by the firm of Gray, Plant, Mooty, Mooty & Bennett, P.A.

                                   EXPERTS

     The audited financial statements of the Company for the fiscal periods ended December 31, 1996 and March 31, 1996, which are incorporated by reference herein have been examined and reported on by Schumacher and Associates, Inc., as indicated in their reports with respect thereto, and are incorporated by reference, in reliance upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Company and its securities, reference is made to such Registration Statement and to the exhibits filed as part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.

                     RENAISSANCE ENTERTAINMENT CORPORATION
                          AND CONSOLIDATED SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     with

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                                                            Page

Report of Independent Certified Public Accountants                           F-2

Audited Financial Statements:

     Consolidated Balance Sheets                                             F-3

     Consolidated Statements of Operations                                   F-5

     Consolidated Statement of Changes in
      Stockholders' Equity                                                   F-6

     Consolidated Statements of Cash Flows                                   F-8

     Notes to Consolidated Financial Statements                              F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Renaissance Entertainment Corporation
 and Consolidated Subsidiary

We have audited the combined balance sheet of Renaissance Entertainment Corporation and Consolidated Subsidiary as of March 31, 1996 and December 31, 1996 and the related consolidated statements of operations and changes in stockholders' equity, and cash flows for the nine month period ended December 31, 1996 and for the years ended March 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renaissance Entertainment Corporation and Consolidated Subsidiary as of March 31, 1996 and December 31, 1996 and the combined results of operations, changes in stockholders' equity and cash flows for the nine period ended December 31, 1996 and the years ended March 31, 1995 and 1996 in conformity with generally accepted accounting principles.

Schumacher & Associates, Inc.
Certified Public Accountants
12835 E. Arapahoe Road
Tower II, Suite 110
Englewood, CO 80112

March 31, 1997

                     RENAISSANCE ENTERTAINMENT CORPORATION
                          AND CONSOLIDATED SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                         March 31,          December 31,
                                                           1996                1996
                                                      ---------------     ---------------
Current Assets:
   Cash and equivalents                                $   631,063         $   374,289
   Income tax refunds receivable (Note 6)                  323,380                   -
   Stock subscription receivable (Note 13)                       -             133,749
   Accounts receivable, net of allowance
     for doubtful accounts of $8,341                        69,434              99,551
   Inventory, at lower of cost or market                   116,221             184,695
   Prepaid expenses and other current assets               979,769             139,167
                                                       -----------         -----------
Total Current Assets                                     2,119,867             931,451

   Property and equipment, net of accumulated
     depreciation of $1,372,060 and $1,982,765
     at March 31, 1996 and December 31, 1996
     respectively (Note 7)                               5,156,217           7,176,755
   Construction in progress                              1,080,895                   -
   Goodwill, net of accumulated amortization
     of $160,960 and $206,410 at March 31,
     1996 and December 31, 1996
     respectively (Note 5)                               1,046,285             620,826
   Covenant not to compete, net of
     accumulated amortization of $40,000
     and $55,000 at March 31, 1996 and
   December 31, 1996 respectively (Note 5)                  60,000              45,000
   Restricted cash (Note 11)                               848,296             890,116
   Other assets                                            121,909             208,201
                                                       -----------         -----------
Total Assets                                           $10,433,469         $ 9,872,349
                                                       -----------         -----------
                                                       -----------         -----------

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and accrued expenses               $ 1,181,090         $ 1,068,028
   Notes payable, current portion (Note 3)                 437,956           1,209,119
   Unearned income                                         485,798             160,588
                                                       -----------         -----------
Total Current Liabilities                                2,104,844           2,437,735

   Notes payable, net of current
     portion (Note 3)                                    2,531,187           2,341,987
   Other                                                         -              37,175
                                                       -----------         -----------
Total Liabilities                                        4,636,031           4,816,897
                                                       -----------         -----------

   Commitments (Notes 3, 4, 8 and 12)                            -                   -

Stockholders' Equity (Notes 2, 8, 10, 12 and 13):
   Preferred stock, $1.00 par value, 1,000,000
     shares authorized, none issued and
     outstanding                                                 -                   -


                                      F-3


   Common stock, $.03 par value, 50,000,000
     shares authorized, 8,721,706 and
     9,233,772 issued and outstanding
     at March 31, 1996 and December 31, 1996
     respectively                                          130,826             277,013
   Additional paid-in capital                            7,108,082           8,071,634
   Accumulated (deficit)                                (1,441,470)         (3,293,195)
                                                       -----------         -----------
 Total Stockholders' Equity                              5,797,438           5,055,452
                                                       -----------         -----------

Total Liabilities and Stockholders' Equity             $10,433,469         $ 9,872,349
                                                       -----------         -----------
                                                       -----------         -----------


The accompanying notes are an integral part of the financial statements.

                     RENAISSANCE ENTERTAINMENT CORPORATION
                          AND CONSOLIDATED SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Nine Month
                                              Year Ended          Year Ended          Period Ended
                                               March 31,           March 31,          December 31,
                                                 1995                1996                1996
                                            ---------------     ---------------     ---------------
REVENUE:
   Sales                                     $ 12,539,653        $ 12,810,617        $ 14,553,577
   Faire operating costs                        3,212,491           3,826,868           4,812,616
                                             ------------        ------------        ------------
     Gross Profit                               9,327,162           8,983,749           9,740,961
                                             ------------        ------------        ------------

OPERATING EXPENSES:
   Salaries and wages                           3,474,799           4,082,271           4,048,603
   Depreciation and amortization                  351,215             500,203             633,819
   Advertising                                  1,211,798           1,546,701           2,511,973
   Other operating expenses                     3,532,508           4,329,713           4,300,062
                                             ------------        ------------        ------------
     Total Operating Expenses                   8,570,320          10,458,888          11,494,457
                                             ------------        ------------        ------------

Net Operating Income (Loss)                       756,842          (1,475,139)         (1,753,496)
                                             ------------        ------------        ------------

Other Income (Expenses):
   Interest income                                 48,132             109,652              68,571
   Interest (expense)                             (53,223)           (138,036)           (253,740)
   Other income (expense)                         (28,327)             36,049              86,940
                                             ------------        ------------        ------------
     Total Other Income (Expenses)                (33,418)              7,665             (98,229)
                                             ------------        ------------        ------------

Net Income (Loss) before (Provision)
 Credit for Income Taxes                          723,424          (1,467,474)         (1,851,725)

(Provision) Credit for Income Taxes              (147,000)            193,803                   -
                                             ------------        ------------        ------------

Net Income (Loss)                                 576,424          (1,273,671)         (1,851,725)
                                             ------------        ------------        ------------

Dividends on preferred stock                      (43,115)                  -                   -
                                             ------------        ------------        ------------

Net Income (Loss) to Common
 Stockholders                                $    533,309        $ (1,273,671)       $ (1,851,725)
                                             ------------        ------------        ------------
                                             ------------        ------------        ------------

Net Income (Loss) per Common Share           $        .11        $       (.16)       $       (.21)
                                             ------------        ------------        ------------
                                             ------------        ------------        ------------

Weighted Average Number of
 Shares Outstanding                             4,801,044           7,824,182           8,907,049
                                             ------------        ------------        ------------
                                             ------------        ------------        ------------



The accompanying notes are an integral part of the financial statements.

                     RENAISSANCE ENTERTAINMENT CORPORATION
                          AND CONSOLIDATED SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 From March 31, 1994 through December 31, 1996

                                                                               Additional
                                                       Common Stock              Paid-in      Accumulated
                                                 --------------------------
                                                  Shares          Amount         Capital       (Deficit)        Total
                                                 -----------    -----------    -----------    -----------    -----------
Balance, March 31, 1994                           2,664,356     $    79,930    $   795,994    $  (631,226)   $   244,698


Common stock issued, private placements and
acquisition of assets                             2,070,050          62,102        835,709              -        897,811


Common stock issued, public offering, net of
offering costs of $646,056                        2,070,000          62,100      2,914,344              -      2,976,444


Common stock issued in exchange for preferred
stock issued                                        583,334          17,500        794,695              -        812,195


Preferred dividends                                       -               -              -        (43,115)       (43,115)

Net income for the year ended March 31, 1995,
excluding loss of $48,185 of CFL included in
accumulated deficit below                                 -               -              -        624,609        624,609
                                                 -----------    -----------    -----------    -----------    -----------

Balance March 31, 1995                            7,387,740         221,632      5,340,742        (49,732)     5,512,642

Treasury stock acquired and retired                 (20,626)           (618)       (81,886)             -        (82,504)


Common stock issued for cash                        814,592          24,438      1,547,809              -      1,572,247

Common stock issued for CFL                         540,000          16,200        170,591       (118,067)        68,724

Net Loss for the year ended March 31, 1996                -               -              -     (1,273,671)    (1,273,671)
                                                 -----------    -----------    -----------    -----------    -----------

Balance March 31, 1996                            8,721,706         261,652      6,977,256     (1,441,470)     5,797,438


                                      F-6


Exercise of Class A warrants at $2.00 per share     125,328           3,760        246,896              -        250,656

Exercise of Class B warrants at $2.63 per share      34,000           1,020         88,230              -         89,250

Exercise of stock options                           324,998           9,749        610,224              -        619,973

Issuance of stock for services                       27,740             832        151,118              -        151,950

Fees incurred in connection with exercising
warrants                                                  -               -         (2,090)             -         (2,090)

Net loss for the nine month period ended
December 31, 1996
                                                          -               -              -     (1,851,725)    (1,851,725)
                                                 -----------    -----------    -----------    -----------    -----------
Balance December 31, 1996                         9,233,772     $   277,013    $ 8,071,634    $(3,293,195)   $ 5,055,452
                                                 -----------    -----------    -----------    -----------    -----------
                                                 -----------    -----------    -----------    -----------    -----------


The accompanying notes are an integral part of the financial statements.

              RENAISSANCE ENTERTAINMENT CORPORATION
                    AND CONSOLIDATED SUBSIDIARY

              CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        Nine Months
                                               Year Ended           Year Ended           Year Ended
                                                March 31,            March 31,          December 31,
                                                  1995                 1996                 1996
                                               ----------           ----------          ------------
Cash Flows from Operating Activities:
   Net Income (loss)                           $  576,424          $(1,273,671)        $(1,851,725)
   Adjustments to reconcile net income
    to net cash provided by operating
    activities:
     Depreciation and amortization                351,214              500,200             633,819
     Impairment of goodwill                             -                    -             380,000
     (Increase) decrease in:
       Income tax refund receivable                     -             (323,380)            323,380
       Accounts receivable                        (50,124)             (19,310)           (163,866)
       Prepaid expenses                          (570,332)            (396,276)            840,602
       Inventory                                  (82,900)             (33,321)            (68,474)
       Other assets                               (47,657)             (38,811)            (86,292)
     Increase (decrease) in:
       Income taxes payable                        48,175              (48,175)                  -
       Accounts payable and accrued
        expenses                                  274,940              742,368            (113,062)
       Unearned revenue and other                 322,083               42,681            (294,030)
                                              -----------           ----------         -----------
   Net Cash Provided by Operating
    Activities                                    821,823             (847,695)           (399,648)
                                              -----------           ----------         -----------
   Cash Flows from Investing Activities:
     Investment in restricted cash                      -             (848,296)            (41,820)
     Repayment of advances                        351,150                    -                   -
     Construction in progress costs                     -           (1,046,285)          1,080,895
     Acquisition of property and
      equipment, goodwill and covenant
      not to compete                             (896,551)          (3,873,738)         (2,587,903)
                                              -----------           ----------         -----------
   Net Cash (Used in) Investing
    Activities                                   (545,401)          (5,768,319)         (1,548,828)
                                              -----------           ----------         -----------
   Cash Flows from Financing Activities:
     Common stock issued and additional
      paid-in capital                           3,403,450            1,489,743           1,109,739
     Preferred dividends paid                     (43,115)                   -                   -
     Advances from officers                        60,500                    -                   -
     Proceeds from notes payable                        -            2,518,018           1,000,000
     Principal payments on notes
      payable                                    (438,793)             (59,429)           (418,037)
                                              -----------           ----------         -----------
   Net Cash Provided by (Used in)
    Financing Activities                        2,982,042            3,948,332           1,691,702
                                              -----------           ----------         -----------
   Net Increase (Decrease) in Cash              3,258,464           (2,667,682)           (256,774)
   Cash, beginning of period                       40,281            3,298,745             631,063
                                              -----------           ----------         -----------
   Cash, end of period                        $ 3,298,745           $  631,063         $   374,289
                                              -----------           ----------         -----------
                                              -----------           ----------         -----------
   Interest paid                              $    54,506           $  112,248         $   268,605
                                              -----------           ----------         -----------
                                              -----------           ----------         -----------
   Income tax paid                            $    98,825           $  237,752         $         -
                                              -----------           ----------         -----------
                                              -----------           ----------         -----------


Note: The Company issued common and preferred stock for assets totalling $1,408,000 during the year ended March 31, 1995. During the year ended March 31, 1996 the Company issued 270,000 shares of its common stock to consummate the business combination with CFL. The accompanying notes are an integral part of the financial statements.

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      This summary of significant accounting policies of Renaissance Entertainment Corporation (Company) (REC) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

      (a)   GENERAL

      REC was incorporated under the laws of the State of Colorado on June 24, 1988. On April 6, 1993, REC acquired one hundred percent of the common stock of Ellora Corporation, a Wisconsin corporation which owns and operates the Bristol Renaissance Faire located in Kenosha, Wisconsin. In the acquisition, REC issued a total of 1,784,800 shares of common stock to the shareholders of Ellora Corporation, representing ninety-one percent of the total issued and outstanding shares of REC following the exchange. The acquisition was accounted for as a reverse acquisition since the controlling shareholders of Ellora became the controlling shareholders of REC. During the year ended March 31, 1994 REC formed a wholly-owned subsidiary called Heroes and Villains, Ltd. This entity was formed to provide entertainment services and had limited activity during the year. During February, 1994 REC formed Renaissance Pleasure Faires, Inc. (RPFI) for the purpose of acquiring the assets and the business of two Renaissance Faires in California. In connection with this acquisition and the formation of RPFI, the Company issued 1,136,666 shares of its common stock and 875,000 shares of Series A Convertible Preferred Voting Stock and assumed certain liabilities and guaranteed certain lease obligations of the seller.
      The preferred shares were later exchanged for common stock. Of the common shares issued, 524,000 common shares were issued to the seller and 612,666 common shares were issued to shareholders of Western Renaissance Fair Presentation, Inc. (Western) a newly formed California corporation, formed for the purpose of providing management services to operators of renaissance festivals.

      Western was owned by certain employees of the seller. Subsequent to its acquisition,

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (a)   GENERAL

      Western was merged into a subsidiary of REC. For accounting purposes, the acquisition of the California Faires net assets and business and the acquisition of Western was treated as one combined acquisition with the excess of cost over fair value of net assets acquired accounted for as goodwill. The preferred shares had an annual 6% dividend provision payable monthly in arrears. The preferred shares had equal voting rights per share as the common shares outstanding (583,334 votes after giving effect to the reverse common stock splits described in note 10). The preferred shares had a conversion provision that they could be converted by the holders at any time during the first two years into common stock on a one-for-three basis. REC had the right at any time to redeem these shares at $1.00 per share. During January, 1995 these preferred shares were converted to 583,334 shares of common stock. The Company also forgave loans to the seller totalling $62,805 which reduced additional paid-in capital related to this conversion transaction. Prior to conversion, the Company paid dividends totalling $43,115 related to these preferred shares. All documents related to this closing and all shares issued were signed and dated in March, 1994. The bill of sale related to the transfer of the assets was effective April 1, 1994. In connection with this transaction, certain controlling shareholders have entered into a stock pooling and voting agreement requiring the voting for certain individuals to serve as directors of the Company. In connection with this acquisition, the Company incurred approximately $50,000 of legal and professional fees and issued 233,066 shares of common stock valued at $72,833 for consulting services related to assistance with negotiations regarding
      the acquisition.    The business combination as of April 1, 1994 was
      accounted for as a purchase by REC. See Note 10 for additional information related to this business combination.

      Effective December 31, 1995 REC acquired 100% ownership of Creative Faires, Ltd. (CFL) in exchange for the issuance of 540,000 restricted common shares of REC stock. REC entered into employment agreements with the two former owners of CFL and one of the two former owners became a director of REC. The business combination with CFL was accounted for as a pooling of interests. The Company changed its year end to December 31. The March 31, 1996 consolidated balance sheet includes the accounts of

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (a)   GENERAL

      CFL as of December 31, 1995 and the consolidated accounts of REC and subsidiaries as of March 31, 1996. The consolidated statements of operations and cash flows include the accounts of CFL for the two years ended December 31, 1995 and the consolidated accounts of REC and subsidiaries for the two years ended March 31, 1996. The consolidated statements of operations and cash flows include the accounts of CFL for the year ended December 31, 1996 and accounts of REC for the nine month period ended December 31, 1996. During the three month period ended March 31, 1996, REC loaned $141,179 to CFL which was not eliminated in the consolidated financial statements because of the different year ends. The majority of the advances to CFL were used for start-up costs for the upcoming New York Faire described in note 9. The $141,179 has been included with prepaid expenses in the March 31, 1996 consolidated balance sheet.

      All subsidiaries of the Company were merged into REC as of March 31, 1996 with the exception of Creative Faires, Ltd.

      All references to the "Company" refer to REC and its subsidiaries. All intercompany transactions and account balances have been eliminated in the financial statements other than as noted above.

      (b)   PER SHARE INFORMATION

      Per share information is determined using the weighted average number of shares outstanding during the periods after giving effect to the common stock splits described in note 10.

      (c)   PROPERTY AND EQUIPMENT

      Property and equipment is carried at cost, net of accumulated depreciation. Depreciation is computed using principally accelerated methods over the useful lives of the assets ranging from three to thirty years.

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (d)   REVENUE AND EXPENSE RECOGNITION AND COST OF SALES

      The Company recognizes revenues from the renaissance fairs as earned during the period when the fairs are in operation.

      These revenues consist principally of gate entrance fees, food and beverage concessions sales, lease revenue and fees charged to craft vendors. At various dates subsequent to the end of the operation of the prior years fairs, and prior to the opening of the next years fairs, the Company receives deposits from the craft vendors and others. These deposits are carried as unearned revenue until applied to fees charged and then earned on a pro-rata basis during the operation of the fair.

      Cost of sales as shown in the statement of operations includes all direct costs associated with the production of the Renaissance Faire, including cost of food, beverage and merchandise sold, labor costs for seasonal help and other direct costs of the production. All other expenses related to operation of the fair are shown as operating expenses in the statement of operations.

      Advertising costs are expensed as incurred. Direct costs related to the setting up of the fairs are capitalized as prepaid expenses and expensed during the period of the operation of the applicable fairs. Also, included in prepaid expenses at March 31, 1996 is $141,179 of advances from REC to CFL. CFL has a December 31 year end and REC has a March 31 year end. These advances relate principally to cost related to setting up the New York Faire but also include operating expenses which apply to the short period after the CFL year end. See a description above of the business combination with CFL accounts for a pooling of interest.

      (e)   STOCK SPLIT

      During the fiscal year ended March 31, 1995, the Company effected a one-for-three reverse stock split and changed the par value of the common stock from $.01 to $.03 per share. During the period ended December 31, 1996, the Company effected a two-for-one stock split. The financial statements were retroactively adjusted for this split.

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (f)   CONCENTRATIONS OF CREDIT RISKS

      Financial instruments that potentially subject the company to concentrations of credit risk consist principally of temporary cash investments and cash equivalents and trade accounts receivables. At March 31, 1996 and December 31, 1996 respectively, the Company had approximately $1,370,000 and $1,065,000 of its cash and cash equivalents in financial institutions in excess of amounts insured by agencies of the U.S. Government. Most of the trade receivables are from customers in one geographic location, principally California. The Company does not require collateral for its trade accounts receivables.

      (g)   CASH EQUIVALENTS

      The Company considers all short term investments in securities that mature in 90 days or less to be cash equivalents.

      (h)   INVENTORY

      The Company's inventory consists principally of merchandise held for sale. The Company carries its inventory at the lower of cost or market. Cost is determined on an average cost basis.

      (i)   ALLOWANCE FOR BAD DEBTS

      The Company provides an allowance for bad debts based on prior collection experience.

      (j)   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      (k)   GEOGRAPHIC AREA OF OPERATIONS AND INTEREST RATES

      The Company owns and operates Renaissance Faires principally in five major metropolitan areas of the U.S.A. The potential for severe financial impact can result from negative effects of economic conditions within the markets or geographic areas. Since the Company's business is principally in five areas, this concentration of operations results in an associated risk and uncertainty.

      (l)   CONSTRUCTION IN PROGRESS

      As of March 31, 1996 the Company had incurred $1,080,895 of construction costs related to the Company building a fair site in Virginia. These construction costs incurred consisted of buildings and land improvements. The construction was completed subsequent to March 31, 1996.

      (m)   IMPAIRMENT OF LONG-LIVED ASSETS

      The Company determined that the goodwill associated with its acquisition of the California Faires net assets and its acquisition of Western was impaired after estimating the expected gross profit from future revenues as compared to the net book value. The Company wrote down the intangible assets by $380,000 through a charge to other operating expenses during the period December 31, 1996.

(2)   COMMON AND PREFERRED STOCK

      The Articles of Incorporation of the Company authorize issuance of a maximum of 50,000,000 shares of $.03 par value common stock and 1,000,000 shares of $1.00 par value preferred stock. See note 1 for a description of the preferred stock issued and then subsequently converted to common stock.

      During January, 1995 the Company sold in a public offering 1,035,000 units of its securities at $3.50 per unit. Each unit consisted of one share of common stock and one Class A warrant and one Class B warrant. Each Class A warrant entitles the warrant holder thereof to purchase one share of common stock at a price of $4.00 per share through January 27, 2000. Each Class B warrant entitles the holder thereof to

                     RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(2)   COMMON AND PREFERRED STOCK, CONTINUED

      purchase one share of common stock at a price of $5.25 per share through January 27, 2000. These warrants were immediately exercisable. The warrants are redeemable by the Company after 24 months from January 27, 1995, the date of the prospectus, or sooner with the consent of the Underwriter, at a price of $.01 per warrant upon 30 days' notice mailed within ten days after the closing bid price of the Company's common stock has equaled or exceeded 150% of the then current respective warrant exercise price for a period of 20 consecutive trading days. The holders of the warrants called for redemption are granted exercise rights until the close of business on the date preceding the date fixed for redemption.

      The Company incurred $646,056 of costs related to this offering. These offering costs have been offset against the proceeds of the offering.

(3)   NOTES PAYABLE

      Notes payable at December 31, 1996 and March 31, 1996 are summarized as follows:

                                                   March 31,       December 31,
                                                    1996              1996
                                                   ---------       ------------

      Note payable to bank at 8.65%,
      interest quarterly until June, 1996
      then monthly principal and interest
      payment of $5,082 through May, 2011
      collateralized by land, improvements
      and jumbo CD's.  See note 11.              $ 1,500,000        $1,475,950

       Note payable to bank at 9.5%, 60
       equal monthly payments of $5,251
       through March, 2001 collateralized
       by land, improvements and jumbo
       CD's.  See note 11.                           250,000           219,605

                     RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(3)   NOTES PAYABLE, CONTINUED

      Mortgage payable to Bank One Kenosha
      at 9.5 % at March 31, 1996 and 9.25%
      at 9.25% at December 31, 1996;
      interest quarterly, two annual
      payments of $100,000 each with a
      balloon payment of $700,000 due
      January, 1998; collateralized by land
      and improvements.                              900,000           800,000

      Note payable to Bank One Colorado at
      the bank reference rate plus 1%, 9.25%
      at December 31, 1996, due September 1,
      1996; collateralized by inventory,
      accounts and equipment.                               -          746,132

      Note payable to Bank One Kenosha at
      the bank reference rate plus 2% with a
      minimum rate of 10.25%;  interest paid
      monthly with the balance due September
      1996, extended to December 15, 1997;
      collateralized by equipment, fixtures
      and inventory.                                 250,000           250,000

      Various notes payable to financial
      institutions collateralized by certain
      vehicles.  Payable in monthly
      installments of principal and interest;
      final payments due in 2000, interest
      ranging from 10% to 12%.                        69,144            59,419
                                                      ------            ------

      Total                                        2,969,144         3,551,106
      Less current portion                           437,957         1,209,119
                                                     -------         ---------
      Long-term portion                           $2,531,187        $2,341,987
                                                  ----------        ----------
                                                  ----------        ----------

      In March 1997, the Company entered into a loan workout agreement with Bank One Colorado and Bank One Kenosha (Bank One Wisconsin). The agreement provides that

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(3)   NOTES PAYABLE, CONTINUED

      the Company make principal payments of $50,000 each to Bank One Colorado and Bank One Wisconsin. Upon execution of this agreement, the Company executed a real estate mortgage in favor of Bank One Colorado subordinated to the Bank One Wisconsin's mortgage. Bank One Colorado agreed to subordinate its mortgage to a potential new loan from a third party lender to the Company in the amount of from $750,000 to $1.5 million, so long as the new loan is funded prior to June 1, 1997 and the Company is not otherwise in default under the loans. As part of this agreement, Bank One Colorado changed the terms of its loan agreement to provide the Company interest monthly on its loan starting April 30, 1997 with principal payments of $150,000 on June 30, 1997, $200,000 on July 31, 1997, $250,000 on August 31, 1997 and final principal payment of $90,189 on September 30, 1997. Additionally Bank One Wisconsin modified the terms of its loan agreement to provide for monthly interest payments starting April 30, 1997 with four monthly principal payments of $50,000 starting June 30, 1997. If the Company complies with all terms of this agreement, Bank One Wisconsin agrees to renew its real estate mortgage to provide for quarterly principal payments of $50,000 beginning in March of 1998 with the remaining balance due and payable in December 1998. The Company agreed, if it obtains alternative financing in excess of $2.5 million during calendar year 1997, then the Company will immediately pay off all amounts then due and owing Bank One Colorado and Bank One Wisconsin, excluding the Bank One Wisconsin mortgage.

      Maturities of notes payable for each of the next five fiscal years ending December 31 and in the aggregate thereafter, are as follows:

                    1997                         $ 1,210,214
                    1998                           2,188,583
                    1999                              66,108
                    2000                              68,807
                    2001                              17,394
                                                   ---------
                                                 $ 3,551,106
                                                 -----------
                                                 -----------

(4)   Leases

      The Company leases a vehicle under a four year lease which commenced June 8, 1992 with monthly lease payments of $336. Effective April 1, 1995 the Company entered into an operating lease at 4440 Arapahoe in Boulder, Colorado for office facilities. Initial monthly rental payments are $3,066 with annual increases of 5% per annum. Commencing November 1, 1996,

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(4)   LEASES, CONTINUED

      the Company leased additional office space at 4410 Arapahoe in Boulder, Colorado and subleased its original office space at 4440 Arapahoe.
      This lease provides initial monthly lease payments of $5,969 increasing to $7,255 for the five year term of the lease. In addition the Company will be allocated certain operating expenses. The Company also leases various other properties in New York with terms expiring through the year 2001. Annual lease payments on the New York Faire site range from approximately $270,000 to $312,000 over the next five years.

      Future minimum rentals under all operating leases with terms exceeding twelve months are as follows:

      Year Ending
      December 31,
             1997                    436,177
             1998                    456,623
             1999                    476,237
             2000                    468,370
             2001                     79,807
                                   ---------
             Total                $1,917,214
                                  ----------
                                  ----------

      Effective January 1, 1997, the Company entered into a three year sublease agreement to sublease its old office space at 4440 Arapahoe. The sublessee assumes every obligation of the Company under its lease. The Company remains liable under its lease.

      Future minimum sublease rentals are as follows:

      Year ending
      December 31,
             1997                   $ 28,979
             1998                     30,428
             1999                     31,949
             2000                     24,849
             2001                          -
                                    --------
             Total                 $ 116,205
                                   ---------
                                   ---------

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

      Rent expense for the nine month period ended December 31, 1996 and for the years ended March 31, 1995 and 1996 totalled approximately $431,292, $404,495 and $788,375, respectively.

(5)   GOODWILL AND COVENANT NOT TO COMPETE

      The cost of the acquisition of the California Faire assets and business as described in Notes 1 and 10 in excess of the fair value of assets acquired has been recorded as goodwill in the accompanying financial statements. Goodwill is being amortized on a straight-line basis over fifteen years. Management reviews the carrying value of goodwill on a periodic basis, at least annually, to determine if there is any impairment in value. If management determines that the carrying value is not recoverable over the remaining amortization term, the excess balance, if any, will be expensed. During the period ended December 31, 1996, the Company determined that the goodwill was impaired and wrote off $380,000 as a charge to other operating expenses. As of March 31, 1996 and December 31, 1996 the Company's net carrying value for goodwill was $1,046,285 and $620,826 after amortization and write down of $160,960 and $586,419 respectively.

      In addition, the Company allocated $100,000 for certain covenants not to compete for certain officers and employees of The Living History Centre related to the asset and business acquisition. These covenants not to compete are being amortized on a straight-line basis over five years.

(6)   INCOME TAXES

      The Company files income tax returns with its subsidiaries. During the year ended March 31, 1995 the Company utilized loss carryovers to offset taxable income totalling approximately $386,000 resulting in realization of tax benefits of approximately $154,000. During the year ended March 31, 1996 the Company incurred an operating loss resulting in a carryback to prior years. As of March 31, 1996 the Company had income tax refunds receivable resulting from the carryback and refunds receivable from excess estimated payments which together totalled $323,380.

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(7)   PROPERTY AND EQUIPMENT

      Land                                          $3,415,798
      Buildings and Improvements                     3,018,450
      Office Furniture and Equipment                   490,975
      Costumes, Props and Other Assets               2,180,297
                                                     ---------
      Sub-total                                      9,105,520
      Less Accumulated Depreciation                 (1,928,765)
                                                    ----------
      Total                                         $7,176,755
                                                    ----------
                                                    ----------

(8)   WARRANTS ISSUED FOR SERVICES AND STOCK OPTIONS

      In January, 1994 the Company issued warrants to purchase an aggregate of 266,666 shares of the Company's common stock at an exercise price of $1.87 per share. These warrants were issued pursuant to a Form S-8 registration statement for various consulting services. These warrants were exercised during the year ended March 31, 1995. These 266,666 warrants were valued at $.15 per warrant and expensed in the total amount of $40,000 in the financial statements.

      Pursuant to the Company's stock option plans, the Company has granted options to acquire 1,081,318 shares of the Company's common stock. Of this amount 133,724 options have been exercised and 11,998 have expired during the year ended March 31, 1996. The options are exercisable at prices ranging from $1.13 per share to $3.50 per share. During the period ended December 31, 1996, 105,000 options were granted with a weighted average price of $5.74, 452,558 options were exercised at a weighted average price of $1.87 and 161,998 options terminated with a weighted average price of $4.09. The remaining number of options outstanding at December 31, 1996 totalled 571,762 with a weighted average price of $2.60 which are exercisable at various dates through 2001.

(9)   BUSINESS COMBINATION, NEW YORK FAIRE

      Effective December 31, 1995 the Company issued 540,000 shares of its restricted common stock for 100% ownership of Creative Faires, Ltd.
      (CFL) The transaction was accounted for as a pooling of interests as described in note 1. CFL principally conducted a New York Faire.

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(9)   BUSINESS COMBINATION, NEW YORK FAIRE, CONTINUED

      REC and consolidated subsidiaries previously reported revenue of $10,459,476 and net income of $624,609 during the year ended March 31, 1996. The revenues and net loss of CFL included in the combined statement of operations for the year ended March 31, 1995 amounted to $2,081,177 and $(48,185), respectively. Revenues of $2,308,378 and a net loss of $(37,756) of CFL, incurred prior to the business combination have been included in the combined statement of operations for the year ended March 31, 1996.

(10)  BUSINESS COMBINATION, CALIFORNIA FAIRES

      Effective April 1, 1994 the Company acquired the assets and certain liabilities of The Living History Centre, (LHC) a California, not-for-profit corporation. The Company issued 1,136,666 shares of its common stock and 875,000 shares of its preferred stock as consideration for the net assets acquired. The preferred stock was converted into common stock during January, 1995. In addition to acquiring certain assets and liabilities of LHC, the Company has acquired the rights to operate two California Renaissance Faires.

      See Note 1 financial statements for additional information related to the business combination. The transaction was accounted for as a purchase by REC. The results of operations of the LHC Faire operations are included in the income statement of REC commencing April 1, 1994. The cost of this acquisition was approximately $2,534,000, including assumption of liabilities and issuance of the common and convertible preferred stock.

      The following table shows the allocation of the purchase price assets:

               Cash                                 $    63,000
               Prepaid faire costs                      318,000
               Inventory                                 56,000
               Accounts receivable                       87,000
               Property and equipment                   664,000
               Covenant not to compete                  100,000
               Goodwill                               1,207,000
               Other assets                              39,000
                                                      ---------
                                                    $ 2,534,000
                                                    -----------
                                                    -----------

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(10)  BUSINESS COMBINATION, CALIFORNIA FAIRES, CONTINUED

               Liabilities assumed                       640,000
               Preferred stock issued                    875,000
               Common stock issued                       533,000
               Cash advanced and acquisition
                expenses incurred                        486,000
                                                      ----------
                                                     $ 2,534,000
                                                     -----------
                                                     -----------

      Assets and liabilities acquired or assumed were recorded at estimated fair value at April 1, 1994 the date of acquisition.

      The amount assigned to the common stock was $532,812 ($.9375 per share) approximately one half of the market trading price of the Company's common stock as of April 1, 1994. This value was used due to the large number of shares and their restrictive nature. LHC, a non-profit corporation, obtained an appraisal of its business for the purpose of determining an approximate valuation necessary to obtain regulatory approval for sale of its assets. Although this appraisal indicated a valuation in an amount such that the common stock of REC exchanged for the certain net assets and the business of LHC would have been recorded at $1.56 per share, management of REC did not believe that such a valuation was appropriate under the circumstances. The appraiser based the valuation on projected net income from the California Faires of $500,000 per year. The California Faires have not been historically profitable and to assume that the Faires will earn $500,000 per year is, as explained in the appraisal, inherently highly speculative. Therefore, management believes that the appraisal is unsuitable for determining a value of the business acquired. Management gave consideration to the following transactions and events when it determined the appropriate valuation of the shares issued in the acquisition:

      a. In the fall of 1993, the Company sold 253,334 shares at a cash price of $.75 per share. Following this private offering of a small number of shares, the Company incurred substantial operating losses and accumulated deficits.

      b. For the two years prior to their acquisition, the two California Renaissance Faires had generated substantial net operating loss of $(869,953) and $(928,569) in the years 1992 and 1993, respectively.

      c. In August 1994, the Company sold in a private offering 800,000 shares at a price of $.30 per share, principally to raise working capital to cover the anticipated cost of the public offering.

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(10)  BUSINESS COMBINATION, CALIFORNIA FAIRES, CONTINUED

      d. The public market of the Company's common stock was highly illiquid, with only 300,000 shares in the public float eligible for trading. Management believes that the price of $1.875 per share of the publicly-traded shares was not indicative of the fair market value of substantially larger blocks of restricted shares.

      e. The Company issued 77,688 shares and warrants to purchase an additional 133,334 shares at an exercise price of $.9375, to an entity affiliated with a director of the Company. The shares and the exercise price of the warrants were valued at 100% of the public trading price due to (i) the transaction having been between the Company and a related party, and (ii) the fact that the shares were registered on a Form S-8 which rendered them free-trading.

      f. The Company has granted to executive officers and key employees incentive stock options at an exercise price of $1.875 per share. In order to qualify as incentive stock options under Section 422 of the Internal Revenue Code, the options must be priced at 100% of the public trading market of the Company's common stock.

      Management believes that recording the shares issued for the LHC acquisition at 50% of the publicly traded value is reasonable, appropriate and normal for this large of a block of restricted securities. Goodwill is being amortized on a straight-line basis over a fifteen year period and the covenant not to compete is being amortized on a straight-line basis over a five year period. The Company believes that a 15 year estimated life over which goodwill is being amortized is reasonable due to the fact the California Faires have been in existence approximately 30 years and the fact that the average life of other currently successful Renaissance Faires in the United States is over 15 years and there is no reason to believe that those Faires will not be in existence for another 15 years.

      It is the Company's policy that management on a periodic basis, at least quarterly, will evaluate the Carrying value of goodwill and other intangibles to determine if there is an impairment of value or the remaining estimated life is less than the remaining unamortized period. If the evaluation indicates write-downs or adjustments to the amortization are necessary, such write-downs or adjustments will be made immediately.

(11)  RESTRICTED CASH

      Certificates of Deposit in the amount of $890,116 at December 31, 1996 are collateral to an 8.65% and a 9.5% loan maturing in 2011 and 2001, respectively, and Certificates of

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(11)  RESTRICTED CASH, CONTINUED

      Deposit totalling $275,000 may be released annually beginning March 1, 1997 and each year thereafter provided that projected net operating income goals are realized in each of the three operating seasons commencing in 1996. If the Certificates of Deposit have not been released for any of the previous years but the projected income goal for the current year is reached, the Certificates of Deposit for the previous year and the current year shall be released. If projected goals are not reached by year three, then the certificates shall be released in any subsequent year that the third year goal amount is reached.

(12)  COMMITMENTS AND SUBSEQUENT EVENTS

      Effective December 16, 1994 the Company entered into an agreement with a consulting firm to provide to the Company certain promotional services for the Company's fairs. The Company has agreed to pay commissions to the consulting firm of 17.65% of the actual net billings by advertisers for media placed pursuant to plans approved by the Company. The Company has also agreed to pay $7,500 per month for the five year term of the agreement. The Company has also granted an option to the consulting firm to allow the firm to acquire a minimum of 66,000 and a maximum of 132,000 shares of the Company's common stock at $1.625 per share with the increase depending on the results of the services performed by the consulting firm.

      Effective October 1, 1994 the Company entered into a consulting agreement with a company owned by a director of Renaissance Entertainment Corporation. The Company has agreed to pay the consulting company $4,500 per month for twenty hours per month for services. Additional hours will be compensated at $200 per hour. The term of the agreement continues until December 31, 1996. Effective April 1, 1995 the Company agreed to pay $4,000 per month for consulting services to a director of the Company which expired effective December 31, 1995. The Company also has a consulting agreement with another company that is owned by a director of the Company. This agreement is for $75 per hour plus $300 per Board meeting and can be terminated at any time.

      On August 1, 1996, the Company entered into a one year agreement with a consultant. The agreement provides that the Company pay the consultant a fee equal to 5% of any debt or equity infusion to the Company initiated or introduced to the Company

                    RENAISSANCE ENTERTAINMENT CORPORATION
                         AND CONSOLIDATED SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(12)  COMMITMENTS AND SUBSEQUENT EVENTS, CONTINUED

      by the consultant. Additionally, the Company will pay the consultant a fee equal to 5% of the total value of the merger or acquisition, including the value of stock, cash and other assets of the merged entities.

      Subsequent to December 31, 1996 the Company issued 54,738 shares of its common stock as payment of the Company's liabilities.

      During the year ended March 31, 1995 the Company adopted a non-qualified deferred compensation plan for ten employees of the Company. Monthly contributions to the plan total approximately $3,500. Beginning April 1, 1996 monthly contributions are approximately $1,152.

(13)  STOCK SUBSCRIPTIONS RECEIVABLE

      At December 31, 1996 the Company had stock subscriptions receivable in the amount of $133,749 which was collected in full in January, 1997.

(14)  SUBSEQUENT EVENTS

      The Company incurred substantial losses from operations during 1995 and 1996 and incurred significant cost overruns in the construction of its Virginia faire. As described in note 3, the Company has entered into loan workout agreements with two banks which will require total bank principal loan payments of $1,100,000 during 1997.

      Subsequent to December 31, 1996, the Company raised $750,000 from an officer of the Company and a related party through the issuance of convertible debt and has commitments from investors for $600,000 of convertible debt and additional equity capital. In order to reduce the Company's working capital requirements, management has implemented a number of cost reductions which it estimates will reduce the Company's operating expenses by approximately $1,300,000 during the fiscal year ending December 31, 1997.

      Management believes that the additional capital raised, plus the additional capital to be received from investors, in conjunction with the reductions in operating expenses are sufficient for the Company to be able to meet its financial commitments in 1997.

                    RENAISSANCE ENTERTAINMENT CORPORATION
                          AND CONSOLIDATED SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS
                              December 31, 1996

(14)  SUBSEQUENT EVENTS, CONTINUED

      The Company's lease for the site of its Northern California faire expires April 30, 1997. While the Company believes that its lease for this site will be renewed for the 1997 faire, there can be no assurance of such renewal. If the lease is not renewed, it is doubtful that the Company would conduct a faire in Northern California in 1997.

(15)  FOURTH QUARTER ADJUSTMENTS

      The Company recognized as expense in the nine-month period ended December 31, 1996, $450,000 of costs to be incurred in 1997, which costs are the result of changing conditions at the Company's Northern California Faire which became apparent to the Company in 1996. This adjustment, which was made in the fourth quarter, was material to fourth quarter operation.

----------------------------------------     ----------------------------------
----------------------------------------     ----------------------------------

No dealer, salesman, Selling
Shareholder or any other person has
been authorized to give any information
or to make any representations other
than those contained in this Prospectus
in connection with the offer made by
this Prospectus and, if given or made,
such information or representations
must not be relied upon as having been
authorized by the Company. This
Prospectus does not constitute an offer                   356,350 Shares
to sell or the solicitation of any
offer to buy any security other than
the shares of the Common Stock offered
by this Prospectus, nor does it
constitute an offer to sell or a
solicitation of any offer to buy the
shares of Common Stock by anyone in any
jurisdiction in which such offer or
solicitation is not authorized, or in
which the person making such offer or
solicitation is not qualified to do so,
or to any person to whom it is unlawful
to make such offer or solicitation.
Neither the delivery of this Prospectus
nor any sale made hereunder shall,
under any circumstances, create any
implication that information contained                      RENAISSANCE
herein is correct as of any time                           ENTERTAINMENT
subsequent to the date hereof.                              CORPORATION




          _______________

         TABLE OF CONTENTS

                                  Page
                                  ----

Prospectus Summary..................2
Risk Factors........................5
Market for the Common Equity                                ______________
 and Related Stockholder Matters...10
Use of Proceeds....................11                         PROSPECTUS
Capitalization.....................11                       ______________
Dividend Policy....................11
Selected Financial Data............11
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........12
Business...........................20
Management.........................29
Certain Transactions...............35
Principal Shareholders.............36
Description of Securities..........37
Selling Shareholders...............38
Plan of Distribution...............39
Legal Matters......................40
Experts............................40
Additional Information.............40
Index to Financial Statements.....F-1

          _______________                                    May ___, 1997


---------------------------------------     ----------------------------------
---------------------------------------     ----------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses of the Company in connection with the sale and distribution of the Common Stock being registered. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.


       Securities and Exchange Commission fee       $  230
       NASD Fee                                        576
       Printing and Edgar expenses                     500
       Accounting fees and expenses                    400
       Legal fees and expenses                       4,000
       Miscellaneous                                   294
                                                    ------
             TOTAL                                  $6,000



ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Article VIII of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official act of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

       Article XI of the Company's Amended and Restated Articles of Incorporation eliminates certain personal liability of the directors of the Company for monetary damages for certain breaches of director's fiduciary duties.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

      1. For unregistered sales of the Company's securities prior to February 27, 1996, reference is made to Item 26 of the Company's Registration Statement on Form SB-2 (No. 33-85538), declared effective by the Commission on January 27, 1995, and the post-effective amendments thereto.

      2. During April 1997, the Company issued $350,000 principal amount of its 10% Convertible Secured Notes to three investors. The Notes were acquired for investment purposes and were issued without registration under the Securities Act of 1933, in reliance upon
      Section 4(2) thereof for offerings not involving a public offering of securities. No underwriters were involved in such offering and no commissions were paid for the solicitation of the investors. The Notes are convertible into shares of the Company's Common Stock at the lesser of $1.75 per share or 50% of the market price for such stock at the time of conversion.


ITEM 16.  EXHIBITS

   EXHIBIT NO        TITLE
     3.0(i) Amended and Restated Articles of Incorporation, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

    3.0(ii) By-Laws, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

    *   3.1   Articles of Amendment to the Articles of Incorporation.

        4.1 Specimen Certificate of Common Stock, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

    *   4.2   Specimen Class A Warrant Certificate.

    *   4.3   Specimen Class B Warrant Certificate.

    *   4.4   Warrant Agreement.

    *  4.15   Renaissance Entertainment Corporation 1993 Stock Incentive Plan.

        5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.--filed herewith.

       10.1 Employment Agreement with Howard Hamburg, incorporated by reference from the Registrant's Current Report on Form 8-K dated December 31, 1995.

       10.2 Employment Agreement with Kevin Patterson, incorporated by reference from the Registrant's Current Report on Form 8-K dated December 31, 1995.

       10.3 Office Lease with Diana Wilkins dated August 15, 1996, incorporated by reference from the Registrant's Annual Report on Form 10-K for the nine months ended December 31, 1996.

    *  10.4   Consultation Agreement with Creative Business Strategies, Inc.

    *  10.4   Letter Agreement with Rob Geller dated July 19, 1994.

    *  10.5   Agreement with The Living History Centre dated August 25, 1994.

    *  10.6   Specimen Vendor and Exhibitor Agreement for the Bristol
              Renaissance Faire.

    *  10.7   Specimen Vendor and Exhibitor Agreement for the Northern and
              Southern Renaissance Pleasure Faires.

    *  10.8   Specimen Bristol Renaissance Faire Concession Agreement.

    *  10.9   Specimen Bristol Renaissance Faire Games Concession Agreement.

    * 10.10 License Agreement and Lease with San Bernardino County for the Southern Renaissance Pleasure Faire site.

    * 10.11   Investment Banking Agreement with Duke & Co., Inc.

      10.12 Lease Agreement between Creative Faires, Ltd. and Sterling Forest Corporation dated June 12, 1996 incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended
              March 31, 1996.

      10.13 Mortgage dated April 7, 1995 with Bank One, Kenosha N.A. with respect to Bristol Property, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

    * 10.14   Employment Agreement dated February 5, 1996 with Barbara Hope.

    * 10.15   Employment Agreement dated February 5, 1996 with Donald C. Gaiti.

      10.16 Line of credit with Bank One, Wisconsin in the amount of $250,000 dated February 6, 1996, incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

      10.17 Line of credit with Union Bank & Trust in the amount of $250,000 dated December 29, 1995, incorporated by reference from the Registrant's

              Quarterly Report on Form 10-QSB for the quarter ended
              December 31, 1995, filed with the Commission on February 20, 1996.

      10.18 Commitment Letter for a line of credit with Bank One Colorado in the amount of $750,000 dated January 26, 1996, incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

      10.19 Mortgage with Union Bank & Trust in the amount of $1,500,000 with respect to the Virginia property, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

      10.20 Loan Workout Agreement by and among Renaissance Entertainment Corporation, Bank One, Colorado, N.A. and Bank One, Kenosha, N.A., incorporated herein by reference from the Registrant's Annual Report on Form 10-K for the nine months ended
              December 31, 1996.

      10.21 Subscription and Purchase Agreement for 10% Convertible Secured Notes--filed herewith.

       21.0 Subsidiaries, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

       23.1   Independent Auditor's Consent--filed herewith.

       23.2   Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A.--see
              Exhibit 5.1.

       24.1 Power of Attorney (included on signature page of initial Registration Statement).

   * Incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 33-85538), declared effective by the Commission on January 27, 1995, and the Post-Effective amendments thereto.


ITEM 17.  UNDERTAKINGS

       A.     The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement : (i) to include any prospectus required by Section 19(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on May 6, 1997.

                                       RENAISSANCE ENTERTAINMENT CORPORATION.

                                       By       /s/ Charles S. Leavell
                                         -------------------------------------
                                                    Charles S. Leavell
                                         President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles S. Leavell and James R. McDonald, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 6th day of May, 1997, by the following persons in the capacities indicated:

            Signature                               Position
            ---------                               --------

     /s/ Charles S. Leavell                   Director and Chairman of the
-----------------------------------             Board and Chief Executive
         Charles S. Leavell                     Officer

     /s/ James R. McDonald                    Chief Financial Officer
-----------------------------------
         James R. McDonald


         /s/ Sue Brophy                       Chief Accounting Officer
-----------------------------------
             Sue Brophy


     /s/ Sanford L. Schwartz                  Director
-----------------------------------
         Sanford L. Schwartz


      /s/ Robert M. Geller                    Director
-----------------------------------
          Robert M. Geller



-----------------------------------           Director
         Gregg Adam Thaler


                                              Director
-----------------------------------
          Dean Petkanas

                    RENAISSANCE ENTERTAINMENT CORPORATION
                                  FORM S-1
                            INDEX TO EXHIBITS

Exhibit No                                   Title
----------                                   -----
   3.0(i)            Amended and Restated Articles of Incorporation, incorporated by reference from the Amendment No. 1 to Registrant's Registration
                     Statement on Form 8-A filed with the Commission on April 12, 1994.

   3.0(ii)           By-Laws, incorporated by reference from the Amendment No. 1 to
                     Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

  *3.1               Articles of Amendment to the Articles of Incorporation.

   4.1               Specimen Certificate of Common Stock, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on
                     Form 8-A filed with the Commission on April 12, 1994.

  *4.2               Specimen Class A Warrant Certificate.

  *4.3               Specimen Class B Warrant Certificate.

  *4.4               Warrant Agreement.

  *4.15              Renaissance Entertainment Corporation 1993 Stock Incentive Plan.(1)

   5.1               Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.--filed herewith.

  10.1               Employment Agreement with Howard Hamburg, incorporated by reference from the Registrant's Current Report on Form 8-K dated December 31,
                     1995.(1)

  10.2               Employment Agreement with Kevin Patterson, incorporated by reference from the Registrant's Current Report on Form 8-K dated December 31,
                     1995.(1)

  10.3               Office Lease with Diana Wilkins dated August 15, 1996, incorporated by reference from the Registrant's Annual Report on Form 10-K for the nine months ended December 31, 1996.

 *10.4               Consultation Agreement with Creative Business Strategies, Inc.(1)

 *10.4               Letter Agreement with Rob Geller dated July 19, 1994.(1)

 *10.5               Agreement with The Living History Centre dated August 25, 1994.

 *10.6               Specimen Vendor and Exhibitor Agreement for the Bristol Renaissance Faire.

 *10.7               Specimen Vendor and Exhibitor Agreement for the Northern and Southern
                     Renaissance Pleasure Faires.

 *10.8               Specimen Bristol Renaissance Faire Concession Agreement.

 *10.9               Specimen Bristol Renaissance Faire Games Concession Agreement.

 *10.10              License Agreement and Lease with San Bernardino County for the
                     Southern Renaissance Pleasure Faire site.

 *10.11              Investment Banking Agreement with Duke & Co., Inc.

  10.12              Lease Agreement between Creative Faires, Ltd. and Sterling Forest
                     Corporation dated June 12, 1996 incorporated by reference from the
                     Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

  10.13              Mortgage dated April 7, 1995 with Bank One, Kenosha N.A. with respect to Bristol Property, incorporated by reference from the Registrant's
                     Annual Report on Form 10-KSB for the year ended March 31, 1996.

 *10.14              Employment Agreement dated February 5, 1996 with Barbara Hope.

 *10.15              Employment Agreement dated February 5, 1996 with Donald C. Gaiti.

  10.16              Line of credit with Bank One, Wisconsin in the amount of $250,000 dated February 6, 1996, incorporated by reference from the
                     Registrant's Quarterly Report on Form 10-QSB for the quarter ended
                     December 31, 1995, filed with the Commission on February 20, 1996.

  10.17              Line of credit with Union Bank & Trust in the amount of $250,000 dated
                     December 29, 1995, incorporated by reference from the Registrant's
                     Quarterly Report on Form 10-QSB for the quarter ended December 31,
                     1995, filed with the Commission on February 20, 1996.

  10.18              Commitment Letter for a line of credit with Bank One Colorado in the amount of $750,000 dated January 26, 1996, incorporated by reference from

                     the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

  10.19              Mortgage with Union Bank & Trust in the amount of $1,500,000 with respect to the Virginia property, incorporated by reference from the Registrant's
                     Annual Report on Form 10-KSB for the year ended March 31, 1996.

  10.20              Loan Workout Agreement by and among Renaissance Entertainment
                     Corporation, Bank One, Colorado, N.A. and Bank One, Kenosha, N.A.,
                     incorporated herein by reference from the Registrant's Annual Report on
                     Form 10-K for the nine months ended December 31, 1996.

  10.21              Subscription and Purchase Agreement for 10% Convertible Secured Notes--
                     filed herewith.

  21.0               Subsidiaries, incorporated by reference from the Registrant's Annual
                     Report on Form 10-KSB for the year ended March 31, 1996.

  23.1               Independent Auditor's Consent--filed herewith.

  23.2               Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A.--see Exhibit 5.1.

  24.1               Power of Attorney (included on signature page of initial Registration
                     Statement).

* Incorporated by reference from the Company's Registration Statement on Form SB-2, declared effective by the Commission on January 27, 1995, and the Post-Effective amendments thereto.